UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

STEPAN COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STEPAN COMPANY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on April 20, 2010

at 9:00 a.m. (CDT)

To the Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of STEPAN COMPANY (the “Company”) will be held at the Company’s Administrative and Research Center at Edens Expressway and Winnetka Road, Northfield, Illinois, on Tuesday, April 20, 2010, at 9:00 a.m. (CDT), for the following purposes:

1.	To elect three Directors to the Board of Directors for a three-year term.

2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for 2010.

3.	To transact such other business as may properly come before the meeting.

The Board of Directors has designated the close of business on February 19, 2010, as the record date for determining holders of the Company’s 5 1/2% Convertible Preferred Stock and the Company’s Common Stock entitled to notice of and to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on April 20, 2010.

The Proxy Statement and Annual Report to Stockholders are available at http://www.envisionreports.com/TSC/2010/21823FE10E.

The proxy materials available at http://www.envisionreports.com/TSC/2010/21823FE10E are the Notice of Annual Meeting of Stockholders, Proxy Statement, Form of Proxy, Annual Report to Stockholders, and Form 10-K for the year 2009.

Directions to the Annual Meeting of Stockholders are available at http://www.stepan.com, under “Investors—Annual Meeting” for those stockholders who plan to attend the meeting.

By order of the Board of Directors,

KATHLEEN O. SHERLOCK

    Assistant Secretary

Northfield, Illinois

March 19, 2010

The Board of Directors extends a cordial invitation to all stockholders to be present at the meeting. Whether or not you plan to attend the meeting, please mark, sign and mail the enclosed proxy card in the return envelope provided as promptly as possible.

Beginning this year, brokers are no longer permitted to vote your shares for the election of directors in the absence of your specific instructions as to how to vote. Therefore, we urge you to provide your broker with voting instructions by returning your proxy card so your vote for the election of directors can be counted. If you do not provide voting instructions, your vote will not be counted.

March 19, 2010

PROXY STATEMENT

For the Annual Meeting of Stockholders of

STEPAN COMPANY

Edens Expressway and Winnetka Road

Northfield, Illinois 60093

To be held at 9:00 a.m. (CST) on April 20, 2010

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed proxy is solicited by the Board of Directors and the Company will bear the entire expense of solicitation. Such solicitation is being made by mail, and the Company’s officers and employees may solicit proxies from stockholders personally or by telephone or letter. The Company will make arrangements with the brokers, custodians, nominees and other fiduciaries who request the forwarding of solicitation material to the beneficial owners of shares of the Company’s stock held of record by such brokers, custodians, nominees and other fiduciaries, and the Company will reimburse them for their reasonable out-of-pocket expenses.

At the close of business on February 19, 2010, the record date for the meeting, there were 546,396 shares of the Company’s 5 1/2% Convertible Preferred Stock (“Preferred Stock”) outstanding, each share of which is convertible into 1.14175 shares of the Company’s Common Stock (“Common Stock”) and is entitled to 1.14175 votes on each matter to be voted on at the meeting, and, assuming all outstanding shares of Preferred Stock were converted, there would have been 10,580,611 shares of Common Stock outstanding, each share of which is entitled to one vote on each matter to be voted on at the meeting.

This proxy statement and proxy are first being sent or given to stockholders commencing on or about March 19, 2010.

You may either vote “FOR” or “WITHHOLD” authority to vote for the nominees for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposals.

In connection with any other business that may properly come before the meeting and of which the Board of Directors is not currently aware, votes will be cast pursuant to the authority granted by the enclosed proxy in accordance with the best judgment of a majority of the persons present and acting under the proxy.

If you submit your proxy but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the meeting for the purposes of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote. Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to the voting of the proxy.

If you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal. If you withhold your authority to vote for any director nominee, your withholding has the same effect as a vote against that director.

If you hold your shares in street name and do not provide voting instructions to your broker, custodian, nominee or other fiduciary, your shares will be considered “broker non-votes” and will not be voted on any proposal on which such broker, custodian, nominee or other fiduciary does not have discretionary authority to vote under the rules of the New York Stock Exchange. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question. This effectively reduces the number of shares needed to approve the proposal, making it more likely that the proposal will be approved.

The required quorum at the Annual Meeting of Stockholders is a majority of the outstanding shares of the Company’s voting stock as of the record date. In order to ensure the presence of holders of shares representing the necessary quorum at the Annual Meeting of Stockholders, please mark, sign and return the enclosed proxy promptly in the envelope provided. No postage is required if mailed in the United States. Even if you sign and return your proxy, you are invited to attend the meeting.

ELECTION OF DIRECTORS

Stockholders and the persons named in the enclosed proxy will vote, pursuant to the authority granted by the stockholder in the enclosed proxy, on the election of Messrs. Michael R. Boyce, F. Quinn Stepan and Edward J. Wehmer as Directors of the Company to hold office until the Annual Meeting of Stockholders to be held in the year 2013.

In the event any one or more of such nominees is unable to serve as Director, votes will be cast, pursuant to the authority granted in the enclosed proxy, for such person or persons as may be designated by the Board of Directors. The Board of Directors at this time is not aware of any nominee who is or will be unable to serve as Director, if elected.

Under the Company’s Certificate of Incorporation and By-laws, Directors are elected by a plurality of the voting power of the shares of Preferred Stock and Common Stock present in person or represented by proxy at the meeting and entitled to vote, voting together as a single class. The outcome of the election will not be affected by holders of shares of Preferred Stock or Common Stock that withhold authority to vote in the election of Directors.

The Board of Directors is divided into three classes serving staggered three-year terms. Directors for each class are elected at the Annual Meeting of Stockholders in the year in which the term for their class expires.

Nominees For Director

The following table sets forth certain information about the nominees for Director:

Name of Nominee	Principal Occupation, Business Experience and Other Directorships During the Past Five Years, and Age	Year of First Election as Director	Number and Percent of Shares of Common Stock Beneficially Owned(1)
Michael R. Boyce	Chairman and Chief Executive Officer of PQ Corporation, an industrial chemicals company, since 2005. Chairman and Chief Executive Officer of Peak Investments, an operating and acquisition company, since 1998. From 1990 to 1998, President and Chief Operating Officer of Harris Chemical Group, Inc. Director of PQ Corporation and AAR Corp. Age—62	N/A	0		*

F. Quinn Stepan	Chairman of the Company since November 1984. Chief Executive Officer of the Company from November 1984 to December 2005. Age—72	1967	1,710,436	(2)	16.2%

Edward J. Wehmer	President and Chief Executive Officer of Wintrust Financial Corporation, a financial services company, since May 1998. Prior to May 1998, President and Chief Operating Officer of Wintrust Financial Corporation since its formation in 1996. Director of Wintrust Financial Corporation. Involved in several charitable and professional organizations. Age—55	2003	10,762	(3)	*

* Less than one percent of outstanding shares of Common Stock.

(1)	Represents number of Common Stock shares beneficially owned as of February 19, 2010. Number of shares for each Director includes (a) shares of Common Stock owned by the spouse of the Director and shares held by the Director or his spouse as trustee or custodian for the benefit of children and family members for which the Director or his spouse as trustee or custodian has voting or investment power, (b) shares of Common Stock which may be acquired through conversion of shares of Preferred Stock, and (c) shares pledged as security by the Director or the Director’s family members. In addition, the Company calculates the total number of shares of Common Stock outstanding by assuming all shares of Preferred Stock are converted into Common Stock, and adding such amount to the number of shares of Common Stock outstanding.
(2)	See Notes (3), (5) and (6) to tables under Security Ownership of Certain Beneficial Owners.
(3)	Includes (a) 4,467 shares that the Director has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s stock option plans, and (b) 2,795 shares credited to the Director’s account pursuant to the Stepan Company 2006 Incentive Compensation Plan.

PROPOSAL: The Board of Directors recommends that the stockholders vote FOR the election of Michael R. Boyce, F. Quinn Stepan and Edward J. Wehmer to the Board of Directors for a three-year term.

Directors Whose Terms Continue

The following table sets forth certain information about those Directors who are not up for re-election as their respective term of office does not expire this year:

Name of Director	Principal Occupation, Business Experience and Other Directorships During the Past Five Years, and Age	Year of First Election as Director	Term Expires	Number and Percent of Shares of Common Stock Beneficially Owned(1)
Thomas F. Grojean	Chairman, Chief Executive Officer and sole owner of Grojean Transportation, a nationwide truckload freight carrier, since 1990. Chairman and Chief Executive Officer of Burlington Motor Carriers, Inc., a nationwide truckload freight carrier, from 1996 to 2002. Burlington Motor Carriers, Inc. filed for Chapter 11 bankruptcy protection in July 2001. Age—71	1977	2011	20,729	(2)	*

Gary E. Hendrickson	President and Chief Operating Officer of The Valspar Corporation, a global paints and coatings manufacturer, since February 2008. Senior Vice President, Wood Coatings, Architectural, and Federal Business Units; and President, Asia Pacific of The Valspar Corporation, from 2005 to February 2008. Group Vice President, Global Wood Coatings; and President, Asia Pacific of The Valspar Corporation from 2004 to 2005. Corporate Vice President and President, Asia Pacific of The Valspar Corporation from 2001 to 2004. Director of The Valspar Corporation. Age—53	2009	2012	1,272	(3)	*

Gregory E. Lawton	Private Investor and Consultant. President and Chief Executive Officer of JohnsonDiversey, Inc., a manufacturer of cleaning products, from October 2000 to February 2006. From January 1999 to September 2000, President and Chief Operating Officer of Johnson Wax Professional. President of NuTone, Inc., a subsidiary of Williams plc based in Cincinnati, Ohio from 1994 to 1998. From 1989 to 1994, served with Procter & Gamble as Vice President and General Manager of several consumer product groups. Director of General Cable and American Trim. Age—59	2006	2012	6,406	(4)	*

F. Quinn Stepan, Jr.	President and Chief Executive Officer of the Company since January 2006. President and Chief Operating Officer of the Company from February 1999 to December 2005. Director of Follett Corporation. Age—49	1999	2011	833,458	(5) (6)	7.9%

* Less than one percent of outstanding shares of Common Stock.

(1)	See Note (1) to table under Nominees for Director.
(2)	Includes (a) 7,803 shares that the Director has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s stock option plans, and (b) 2,793 shares credited to the Director’s account pursuant to the Stepan Company 2006 Incentive Compensation Plan.

(3)	Includes (a) 784 shares credited to the Director’s account pursuant to the Directors Deferred Compensation Plan Amended and Restated as of January 1, 2005, and (b) 488 shares credited to the Director’s account pursuant to the Stepan Company 2006 Incentive Compensation Plan.
(4)	Includes (a) 2,588 shares that the Director has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s stock option plans, and (b) 2,168 shares credited to the Director’s account pursuant to the Stepan Company 2006 Incentive Compensation Plan.
(5)	Includes 415,566 shares held by the Company’s qualified plans and deemed beneficially owned by the Plan Committee, of which James Hurlbutt, Gregory Servatius and F. Quinn Stepan, Jr. are members and employees of the Company. The Plan Committee selects the investment manager of the Stepan Company Trust for Qualified Plans and Profit Sharing Plan Trust under the terms of a Trust Agreement effective August 1, 2003, with Russell Investment Group (“Russell”). Russell expressly disclaims any beneficial ownership in the securities of these plans.
(6)	Includes (a) 176,716 shares that F. Quinn Stepan, Jr. has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s stock option plans, (b) 1,368 shares allocated to F. Quinn Stepan, Jr. under the Employee Stock Ownership Plan (“ESOP”), (c) 2,594 shares of Common Stock and 553 shares of Preferred Stock allocated to F. Quinn Stepan, Jr. under the Employee Stock Ownership Plan II (“ESOP II”), and (d) 41,117 shares credited to F. Quinn Stepan, Jr.’s stock account under the Management Incentive Plan Amended and Restated as of January 1, 2005, and further amended in 2008 (the “Management Incentive Plan”). Amounts credited to an employee’s stock account will be paid to the employee at the time of separation of service from the Company as the employee has elected under the provisions of the Management Incentive Plan. Also includes 31,950 shares pledged as security for two bank loan agreements and 54,212 shares held in a margin account.

Family Relationships

F. Quinn Stepan, Jr. is the son of F. Quinn Stepan.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

As of February 19, 2010, the following persons were the only persons known to the Company to beneficially own more than five percent of the Company’s Common Stock:

	Number of Shares of Common Stock Beneficially Owned(2)(6)				Total Shares	Percentage of Outstanding Shares of Common Stock
	Voting and/or Investment Power
Name and Address(1)	Sole		Shared
F. Quinn Stepan(4)	1,333,001	(5)	377,435	(3)	1,710,436	16.2%
BlackRock, Inc.	621,269	(7)			621,269	5.9%
The Vanguard Group, Inc.	519,981	(8)			519,981	4.9%(8)

As of February 19, 2010, the following persons were the only persons known to the Company to beneficially own more than five percent of the Company’s Preferred Stock:

	Number of Shares of Preferred Stock Beneficially Owned(2)			Total Shares	Percentage of Outstanding Shares of Preferred Stock
	Voting and/or Investment Power
Name and Address(1)	Sole	Shared
F. Quinn Stepan(4)	22,162	166,480	(3)	188,642	34.5%
Paul H. Stepan(4)	0	166,480	(3)	166,480	30.5%
Mary Louise Wehman(4)	89,684			89,684	16.4%
John Stepan(4)	76,872			76,872	14.1%
Charlotte Stepan Shea(4)	35,244			35,244	6.4%

(1)	Except as otherwise set forth herein, the address of all persons named is Stepan Company, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.
(2)	Represents number of shares beneficially owned as of February 19, 2010. The Company calculates the total number of shares of Common Stock outstanding by assuming all shares of Preferred Stock are converted into Common Stock, and adding such amount to the number of shares of Common Stock outstanding. In addition, number of shares owned includes shares held by the persons listed in the table, as trustee or custodian for the benefit of children and family members if such trustee or custodian has voting or investment power and, with respect to F. Quinn Stepan and Paul H. Stepan, shares held by the spouses of F. Quinn Stepan and Paul H. Stepan.
(3)	F. Quinn Stepan and Paul H. Stepan are managing partners of a family-owned limited partnership that is the sole general partner of another family-owned limited partnership that owns 187,357 shares of Common Stock and 166,480 shares of Preferred Stock. The partnership has pledged a total of 177,279 shares of Common Stock and 166,480 shares of Preferred Stock as security for a bank loan agreement. The shares owned by the partnership are included in the tables for both F. Quinn Stepan and Paul H. Stepan.
(4)	F. Quinn Stepan, Paul H. Stepan, John Stepan, Mary Louise Wehman and Charlotte Stepan Shea are the children of the late Mary Louise Stepan and the late Alfred C. Stepan, Jr.
(5)	Includes (a) 5,379 shares of Common Stock allocated to F. Quinn Stepan under ESOP, (b) 38,813 shares of Common Stock and 9,350 shares of Preferred Stock allocated to F. Quinn Stepan under ESOP II, (c) 193,312 shares of Common Stock credited to F. Quinn Stepan’s stock account under the Management Incentive Plan, (d) 135,203 shares which F. Quinn Stepan has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s stock option plans, and (e) 151,500 shares of Common Stock pledged as security for a bank loan agreement.
(6)	Includes the number of shares of Common Stock that the specified person has the right to acquire by conversion of shares of Preferred Stock beneficially owned by such person.

(7)

As reported in a Schedule 13G filed with the Securities and Exchange Commission (“SEC”) on January 29, 2010, by BlackRock, Inc., a parent holding company, 40 East 52nd Street, New York, New York, 10022 (“BlackRock”). The Schedule 13G amends the most recent Schedule 13G filing, if any, made by BlackRock with respect to Common Stock and the most recent Schedule 13G filing, if any, made by Barclays Global Investors, NA and certain of its affiliates with respect to Common Stock. In the Schedule 13G, BlackRock reported that, as of December 31, 2009, it had sole voting power as to 621,269 shares and sole dispositive power as to 621,269 shares.

(8)	As reported in a Schedule 13G filed with the SEC on February 8, 2010, by The Vanguard Group, Inc., an investment adviser, 100 Vanguard Boulevard, Malvern, Pennsylvania 19355 (“Vanguard”). In the Schedule 13G reporting beneficial ownership as of December 31, 2009, Vanguard reported that it had sole voting power as to 10,386 shares, sole dispositive power as to 509,595 shares, and shared dispositive power as to 10,386 shares. Although the percentage of Vanguard’s beneficial ownership is reported as 4.9 percent of the outstanding shares of Common Stock, if Vanguard’s beneficial ownership percentage were determined solely on the basis of the outstanding shares of Common Stock and not on the basis of any shares of converted Preferred Stock, Vanguard would be deemed to beneficially own 5.2 percent of the outstanding shares of Common Stock.

Security Ownership of Management

The following table sets forth, as of the close of business on February 19, 2010, the security ownership of each Executive Officer listed in the Summary Compensation Table in this proxy statement, each Director and nominee for Director, and all Directors and Executive Officers as a group:

Name	Number and Percent of Shares of Common Stock Beneficially Owned(1)
James E. Hurlbutt	440,234	(2)	4.2%
John V. Venegoni	59,551	(3)	*
Robert J. Wood	65,195	(4)	*
F. Quinn Stepan	1,710,436	(5)	16.2%
F. Quinn Stepan, Jr	833,458	(6)	7.9%
Michael R. Boyce	0	(7)	*
Thomas F. Grojean	20,729	(8)	*
Gary E. Hendrickson	1,272	(9)	*
Gregory E. Lawton	6,406	(10)	*
Robert G. Potter	10,507	(11)	*
Edward J. Wehmer	10,762	(12)	*
All Directors and Executive Officers(13)	2,851,228		26.9%

* Less than one percent of outstanding shares of Common Stock.

(1)	Number of shares for each Director, nominee for Director, and Executive Officer (and all Directors and Executive Officers as a group) includes (a) shares of Common Stock owned by the spouse of each Director, nominee for Director, or Executive Officer, and shares held by each Director, nominee for Director, or Executive Officer, or such person’s spouse as trustee or custodian for the benefit of children and family members if such trustee or custodian has voting or investment power, (b) shares of Common Stock that may be acquired within 60 days through the exercise of stock options granted pursuant to the Company’s stock option plans or conversion of shares of Preferred Stock, and (c) shares pledged as security by such Director, nominee for Director, or Executive Officer, or such person’s family members. In addition, the Company calculates the total number of shares of Common Stock outstanding by assuming all shares of Preferred Stock are converted into Common Stock, and adding such amount to the number of shares of Common Stock outstanding.
(2)

Includes (a) 742 shares allocated to James E. Hurlbutt under ESOP, (b) 1,373 shares of Common Stock and 293 shares of Preferred Stock allocated to James E. Hurlbutt under ESOP II, (c) 8,500 shares that James E. Hurlbutt has the right to acquire under the Company’s stock option plans, and (d) 8,574 shares credited to James E. Hurlbutt’s stock account under the Management Incentive Plan. Also includes 415,566 shares in the Company’s qualified plans and deemed beneficially owned by the Plan Committee, of which James Hurlbutt, Gregory Servatius and F. Quinn Stepan, Jr. are members and employees of the Company. The Plan Committee selects the investment manager of the Stepan Company Trust for Qualified Plans and Profit Sharing Plan Trust under the terms of a Trust Agreement effective August 1, 2003, with Russell. Russell expressly disclaims any beneficial ownership in the securities of these plans.

(3)	Includes (a) 1,308 shares allocated to John V. Venegoni under ESOP, (b) 2,581 shares of Common Stock and 522 shares of Preferred Stock allocated to John V. Venegoni under ESOP II, (c) 21,000 shares that John V. Venegoni has the right to acquire under the Company’s stock option plans, and (d) 12,727 shares credited to John V. Venegoni’s stock account under the Management Incentive Plan.
(4)	Includes (a) 1,343 shares allocated to Robert J. Wood under ESOP, (b) 3,060 shares of Common Stock and 617 shares of Preferred Stock allocated to Robert J. Wood under ESOP II, (c) 35,733 shares that Robert J. Wood has the right to acquire under the Company’s stock option plans, and (d) 13,906 shares credited to Robert J. Wood’s stock account under the Management Incentive Plan.
(5)	See Note (2) to table under Nominees for Director.
(6)	See Notes (5) and (6) to table under Directors Whose Terms Continue.
(7)	Mr. Boyce is a Nominee for Director.
(8)	See Note (2) to table under Directors Whose Terms Continue.
(9)	See Note (3) to table under Directors Whose Terms Continue.
(10)	See Note (4) to table under Directors Whose Terms Continue.
(11)	Includes (a) 1,069 shares that Robert G. Potter has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s stock option plans, and (b) 2,792 shares credited to Robert G. Potter’s account pursuant to the Stepan Company 2006 Incentive Compensation Plan. Mr. Potter’s term as a Director expires on April 20, 2010, the date of the 2010 Annual Meeting of Stockholders. Mr. Potter is not eligible for re-election as a Director.
(12)	See Note (3) to table under Nominees for Director.
(13)	As of February 19, 2010, all Directors and Executive Officers as a group beneficially owned 191,216 shares of Preferred Stock, including 11,924 shares of Preferred Stock allocated to Company-employed Directors and Executive Officers under ESOP II, and which collectively represented 35.0% of the outstanding shares of Preferred Stock and were convertible into 218,321 shares (2.1%) of Common Stock. As of February 19, 2010, Company-employed Directors and Executive Officers as a group had the right to acquire 431,896 shares of Common Stock under stock options exercisable within 60 days, 11,440 shares of Common Stock allocated to them under ESOP, 51,730 shares of Common Stock allocated to them under ESOP II, and 276,442 shares of Common Stock credited to their stock accounts under the Management Incentive Plan.

Equity Compensation Plan Information

The following table provides information as of December 31, 2009, about the Company’s securities that may be issued under the Company’s existing equity compensation plans, all of which have been approved by the stockholders:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	788,782	$28.91	485,095(1)
Equity compensation plans not approved by security holders	—	—	—

Total	788,782	$28.91	485,095

(1)	Under the Company’s existing equity compensation plans, shares may be issued in the form of performance stock awards as awarded by the Compensation and Development Committee of the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require the Company’s Executive Officers and Directors, and persons who own more than 10 percent of the Common Stock or Preferred Stock, to file reports of beneficial ownership and changes in beneficial ownership of Common Stock or Preferred Stock with the SEC, the New York Stock Exchange, the Chicago Stock Exchange and the Company. Based solely upon a review of the copies of such forms received by it during or with respect to its most recent fiscal year, or written representations from certain reporting persons, the Company believes that all such required reports have been timely filed except for two late reports for two transactions by each of the following Company Executive Officers: Messrs. Frank Pacholec, Gregory Servatius and F. Quinn Stepan, Jr. The late reports were caused by a minor administrative error for a new deferred compensation plan, and all such transactions have since been properly reported.

Policies and Procedures for Approving Related Person Transactions

The Company adopted a written policy entitled “Stepan Company Related Party Transactions Policy and Procedures” which was initially approved by the Audit Committee of the Board of Directors in February 2007, and has been annually reviewed by the Audit Committee at each subsequent February meeting (“Related Party Transactions Policy”). This policy applies to transactions (“Related Party Transactions”) involving the Company and a Related Party, which is defined as a person or entity who is a Company executive officer, Director, or nominee for election as a Director, or a beneficial owner of 5% or more of the Company’s stock, or an immediate family member of these persons. The Related Party Transactions Policy states that the Company will enter into or ratify Related Party Transactions only when the Board of Directors, acting through the Audit Committee or as otherwise set forth in the Related Party Transactions Policy, approves the Related Party Transaction after determining that it is in, or is not inconsistent with, the best interests of the Company and its stockholders. The Audit Committee will review the material facts of all Related Party Transactions under the Related Party Transactions Policy, as discussed below, in order to make such determination and to decide whether to approve or disapprove such Related Party Transaction. No Director may participate in any discussion or approval of a Related Party Transaction for which he or she is a Related Party, except that the Director must provide any material information concerning the Related Party Transaction requested by the Audit Committee.

As set forth in the Related Party Transactions Policy, the Audit Committee has reviewed and approved certain types of Related Party Transactions and determined that the following types of Related Party Transactions will be generally deemed to be pre-approved under the terms of the Related Party Transactions Policy without further review by the Audit Committee: employment of executive officers; director compensation/reimbursement; transactions where all employees or stockholders receive proportional benefits; transactions with another company at which a Related Party’s only relationship is as an employee (other than as an executive officer) or director of that company or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues; and certain Company charitable contributions to charitable or non-profit organizations if the Related Party’s only relationship is as an employee (other than as an executive officer) or a director or acting in a similar capacity at that organization, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that organization’s total annual receipts. In addition, the Board of Directors has delegated to the Audit Committee Chairman the authority to approve or ratify any Related Party Transaction with a Related Party in which the aggregate amount involved is expected to be less than $120,000. All other Related Party Transactions must be approved by the Audit Committee pursuant to the procedures discussed below.

At each calendar year’s first regularly scheduled Audit Committee meeting, the Company’s management will submit for the Audit Committee’s consideration any Related Party Transaction it would like the Company to enter into during that calendar year, including the proposed aggregate value of such transaction, as applicable. After the first calendar year meeting, any additional Related Party Transactions must be submitted to the Audit Committee for approval. If the Audit Committee determines that a proposed transaction exceeds $120,000 and is a Related Party Transaction that requires review and approval by the Audit Committee, the proposed Related

Party Transaction and relevant factors will be reviewed by the Audit Committee. Such factors considered by the Audit Committee for its evaluation of a Related Party Transaction include the Related Party’s relationship to the Company and the Related Party’s interest in the transaction; the material facts of the proposed Related Party Transaction, including the proposed aggregate value of the transaction; the benefits to the Company of the proposed Related Party Transaction; if applicable, the availability of other sources of comparable products or services; and an assessment of whether the terms of the proposed Related Party Transaction are comparable to the terms available to an unrelated third party or to employees generally, as applicable. For ongoing transactions, the Audit Committee will take into consideration the Company’s contractual obligations under the transactions and, based on all available relevant facts and circumstances, determine if the Related Party Transaction remains in the best interests of the Company and its stockholders. After review, the Audit Committee will approve or disapprove such transactions and at each subsequently scheduled meeting, the Company will update the Audit Committee as to any material change to those transactions.

In the event the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel becomes aware of a Related Party Transaction that has not been previously approved or ratified under the Related Party Transactions Policy pursuant to the above procedures, if the transaction is pending, it will be submitted to the Audit Committee promptly for its review based on the factors above. Based on its conclusions, the Audit Committee will evaluate all options, including ratification, amendment or termination of the Related Party Transaction. If the transaction is ongoing or has been completed, the Audit Committee will evaluate the transaction, taking into account the same factors described above, to determine if rescission of the transaction is appropriate and will request that the General Counsel evaluate the Company’s controls and procedures to determine why the transaction was not submitted to the Audit Committee for prior approval pursuant to the Related Party Transactions Policy and whether any changes to these procedures are recommended.

Transactions with Related Persons, Promoters and Certain Control Persons

Mr. Richard Stepan (son of F. Quinn Stepan and brother of F. Quinn Stepan, Jr.) was hired by the Company in September 2009 and is currently employed in the global quality group at the Company’s Millsdale, Illinois facility. Mr. Richard Stepan is neither a Company officer nor a Director or nominee for Director. As an employee of the Company, Mr. Richard Stepan receives a base salary, short-term incentive compensation as appropriate for his position, and other regular and customary employee benefits generally available to all Company employees. In 2009, the aggregate amount of Mr. Richard Stepan’s compensation and benefits, including payment of certain relocation expenses under the Company’s relocation program, was less than $120,000. Pursuant to the Company’s Related Party Transactions Policy, the Audit Committee has reviewed this transaction and has determined that it is in the best interests of the Company and its stockholders to permit the Company to employ Mr. Richard Stepan. Accordingly, the Audit Committee has approved this transaction under the Related Party Transactions Policy pursuant to the procedures described above.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Corporate Governance Guidelines and Code of Conduct

The Company is committed to having sound corporate governance principles and has adopted Corporate Governance Guidelines and a Code of Conduct to maintain those principles. The Company’s Code of Conduct applies to all of the Company’s officers, directors and employees, including the Company’s Principal Executive Officer and Principal Financial Officer. The Company’s Corporate Governance Guidelines and Code of Conduct are available at http://www.stepan.com, under “Investors—Corporate Governance.” Stockholders may also request a free printed copy of the Company’s Corporate Governance Guidelines and Code of Conduct by contacting the Company’s Secretary at Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.

Board Committees

The Board of Directors has a standing Audit Committee, Compensation and Development Committee, and Nominating and Corporate Governance Committee. All three committees are composed entirely of independent directors in accordance with the rules of the New York Stock Exchange and as described below under “Director Independence.”

•	Audit Committee

The Audit Committee held seven meetings in 2009. The responsibilities of the Audit Committee include annual selection and engagement of the Company’s independent registered public accounting firm, meeting with the Company’s independent registered public accounting firm before the year-end audit to review the proposed fees and scope of work of the audit, meeting with the Company’s independent registered public accounting firm at the completion of the year-end audit to review the results of the audits of the Company’s financial statements and internal control over financial reporting, meeting with the Company’s independent registered public accounting firm prior to the Company’s filing of each quarterly report on Form 10-Q, review of the independent registered public accounting firm’s communication setting forth findings and suggestions regarding internal controls, financial policies and procedures and management’s response to that communication, review of the internal audit program of the Company, review of unusual or significant financial transactions, review and approval or disapproval of Related Party Transactions pursuant to the Company’s Related Party Transactions Policy, and preparation of an Audit Committee report as required by the SEC to be included in this proxy statement.

The members of the Audit Committee in 2009 were Messrs. Robert Cadieux (retired April 21, 2009), Thomas Grojean, Gary Hendrickson (elected April 21, 2009), Gregory Lawton, Robert Potter and Edward Wehmer (Chairman), all of whom are independent directors in accordance with the rules of the New York Stock Exchange and the SEC and as described below under “Director Independence.” The Board of Directors has determined that Mr. Wehmer is qualified as an Audit Committee financial expert within the meaning of SEC regulations. In addition, the Board of Directors has determined that Mr. Wehmer has accounting and related financial management expertise within the meaning of the rules of the New York Stock Exchange. None of the Audit Committee members serve on the audit committee of more than two public companies.

The report of the Audit Committee is included in this proxy statement. The charter of the Audit Committee is available at http://www.stepan.com, under “Investors—Corporate Governance.” Stockholders may also request a free printed copy of the charter by contacting the Company’s Secretary at Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.

•	Compensation and Development Committee

The Compensation and Development Committee held three meetings in 2009. The responsibilities of the Compensation and Development Committee include reviewing and, if appropriate, adjusting the salaries of the executive officers of the Company each year, approving all management incentive awards, approving proposed grants of stock awards, providing advice to the Company regarding executive development and succession planning, approving the Company’s Compensation Discussion and Analysis, and preparing the Compensation and Development Committee Report as required by the SEC to be included in this proxy statement. The members of the Compensation and Development Committee in 2009 were Messrs. Robert Cadieux (retired April 21, 2009), Thomas Grojean, Gary Hendrickson (elected April 21, 2009), Gregory Lawton (Chairman), Robert Potter and Edward Wehmer, all of whom are independent directors in accordance with the rules of the New York Stock Exchange and as described below under “Director Independence.”

Both the Compensation Discussion and Analysis and the Compensation and Development Committee Report are included in this proxy statement. The charter of the Compensation and Development Committee is available at http://www.stepan.com, under “Investors—Corporate Governance.” Stockholders may also request a free printed copy of the charter by contacting the Company’s Secretary at Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.

•	Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held three meetings in 2009. The responsibilities of the Nominating and Corporate Governance Committee include assisting the Board of Directors by identifying individuals qualified to become board members and recommending to the Board of Directors the Director nominees for the next annual meeting of stockholders, developing and recommending to the Board of Directors the guidelines for corporate governance applicable to the Company, leading the Board of Directors in its annual review of the Board of Directors’ performance, and recommending to the Board of Directors the Directors for each committee.

The members of the Nominating and Corporate Governance Committee in 2009 were Messrs. Robert Cadieux (retired April 21, 2009), Thomas Grojean, Gary Hendrickson (elected April 21, 2009), Gregory Lawton, Robert Potter (Chairman) and Edward Wehmer, all of whom are independent directors in accordance with the rules of the New York Stock Exchange and as described below under “Director Independence.” The charter of the Nominating and Corporate Governance Committee is available at http://www.stepan.com, under “Investors—Corporate Governance.” Stockholders may also request a free printed copy of the charter by contacting the Company’s Secretary at Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.

The Nominating and Corporate Governance Committee reports annually to the Board of Directors on an assessment of the Board of Directors’ performance. The Chairman of the Nominating and Corporate Governance Committee initially discusses the assessment with the Chairman, and if desired by any Director, the assessments are discussed at the Executive Sessions of the non-management Directors. This assessment evaluates the Board of Directors’ contribution to the Company in its entirety and reviews areas in which the Board of Directors and/or management believe a stronger contribution could be made. The Nominating and Corporate Governance Committee is responsible for evaluating the performance of current members of the Board of Directors at the time they are considered for re-nomination to the Board of Directors.

Board Meetings and Attendance

During 2009, there were five regular meetings of the Board of Directors. During 2009, all of the Directors attended greater than 75 percent of the total number of meetings of the Board of Directors and meetings of committees of the Board of Directors of which such Director was a member. The Company does not have a formal policy regarding Director attendance at the Company’s Annual Meeting of Stockholders. All Directors attended the 2009 Annual Meeting of Stockholders and plan to attend the 2010 Annual Meeting of Stockholders.

Director Nomination Process

It is the policy of the Nominating and Corporate Governance Committee to consider properly submitted stockholder nominations for candidates for membership on the Board of Directors. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors to address the membership criteria. Any stockholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should include the nominee’s name and qualifications for Board of Director membership and be addressed to Nominating and Corporate Governance Committee Chairman, c/o Secretary’s Office, Stepan Company, Edens Expressway and Winnetka Road, Northfield, Illinois 60093. The deadlines to submit a director nomination for next year’s annual meeting of stockholders are set forth in the “Stockholder Proposals” section below. The Secretary delivers all correspondence to the Nominating and Corporate Governance Committee Chairman without first screening the correspondence.

The Corporate Governance Guidelines contain the Board of Directors’ membership criteria that apply to nominees recommended by the Nominating and Corporate Governance Committee for a position on the Board of Directors. Under these criteria, members of the Board of Directors should possess qualities that include strength of character, an inquiring and independent mind, practical wisdom and mature judgment. In addition to these qualities, Director nominees should also possess recognized achievement, an ability to contribute to some aspect of the Company’s business, and the willingness to make the commitment of time and effort required of a Director. The Nominating and Corporate Governance Committee’s process for identifying and evaluating nominees for Director includes recommendations by stockholders, non-management Directors and executive officers, a review and background check of specific candidates, an assessment of the candidate’s independence under the director independence standards described below, and interviews of Director candidates by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s evaluation of a nominee recommended by a stockholder would consider the general criteria previously described in this section, and any other factors the Nominating and Corporate Governance Committee deems relevant.

Mr. Michael R. Boyce is a nominee for Director who has not been previously elected by the stockholders. Mr. Boyce was recommended by certain of the Company’s executive officers, including the Chief Executive Officer, as a potential Director candidate. In connection with Mr. Boyce’s nomination, a review of his qualifications and an assessment of his independence were conducted. Mr. Boyce was also interviewed by members of the Nominating and Corporate Governance Committee prior to his nomination. Messrs. F. Quinn Stepan and Edward J. Wehmer are current Directors who were previously elected by the stockholders. The term for Messrs. Stepan and Wehmer expires in 2010. The nominations of Messrs. Boyce, Stepan and Wehmer to stand for election for a three-year term at the 2010 Annual Meeting of Stockholders have each been reviewed and approved by the Nominating and Corporate Governance Committee.

Board Diversity

The Board of Directors does not have a formal policy with respect to diversity. However, in identifying Director nominees, the Nominating and Corporate Governance Committee and the Board of Directors consider a broad definition of diversity, including but not limited to, diversity of professional experience, education and skills. For example, the Nominating and Corporate Governance Committee and the Board of Directors have considered operational experience, international experience, technical experience, financial experience, and experience related to the Company’s current product lines and industries. If the Nominating and Corporate Governance Committee utilizes an outside search firm to identify Director nominees, it instructs the search firm to consider broadly-defined diversity in identifying potential nominees.

Director Independence

For purposes of determining director independence, the Company has adopted the following standards in compliance with the New York Stock Exchange director independence standards as currently in effect. No Director qualifies as “independent” unless the Board of Directors affirmatively determines that the Director has no material relationship with the Company or any of its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company or any of its subsidiaries). In addition, a Director is not independent if:

•	The Director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

•

The Director, or an immediate family member, has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

(A) The Director is a current partner or employee of a firm that is the Company’s internal or external independent registered public accounting firm; (B) the Director has an immediate family member who is a current partner of such a firm; (C) the Director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the Director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•

The Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

•

The Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Under the New York Stock Exchange rules and the Company’s Corporate Governance Guidelines, at least a majority of the Company’s Directors and each member of the Audit Committee, Compensation and Development Committee, and Nominating and Corporate Governance Committee must meet the independence standards set forth above. The Board of Directors has determined that each of Thomas F. Grojean, Gary E. Hendrickson, Gregory E. Lawton, Robert G. Potter and Edward J. Wehmer has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent under the standards set forth above. In addition, the Board of Directors has also determined that Michael R. Boyce, a nominee for Director, has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and would be deemed independent under the standards set forth above should he be elected by the stockholders as a Director of the Company at the 2010 Annual Meeting of Stockholders.

Mr. F. Quinn Stepan and Mr. F. Quinn Stepan, Jr. are not deemed independent under the rules of the New York Stock Exchange since Mr. F. Quinn Stepan has served as the Chairman of the Company since November 1984 and Mr. F. Quinn Stepan, Jr. has served as the President and Chief Executive Officer of the Company since January 2006.

Board Leadership Structure

The Company currently separates the Chief Executive Officer and Chairman positions. The positions have been separate since 2006. The Board of Directors believes that this structure is appropriate at the current time because it enables the Company to retain on the Board of Directors the experience and perspectives of a major shareholder and former Chief Executive Officer, as well as the skills and talents of the current Chief Executive Officer. The Board of Directors does not have a Lead Director.

Director Qualifications

All Directors and nominees for Director possess strong executive leadership experience based on their individual experience from their positions as executives of various corporations. Certain individual qualifications and skills of each Director and nominee for Director that were considered in nominating such individual to the Board of Directors are as follows:

•

Mr. F. Quinn Stepan: Mr. Stepan has served as Chairman of the Company since 1984. In his 49-year career with the Company, Mr. Stepan has held numerous positions, including Chief Executive Officer. Mr. Stepan’s experience as the former Chief Executive Officer provides the Board of Directors with extensive knowledge of the Company’s history and its operations and strategy.

•

Mr. F. Quinn Stepan, Jr.: Mr. Stepan, Jr. serves as the President and Chief Executive Officer of the Company, a position he has held since 2006. In his 25-year career with the Company, Mr. Stepan, Jr. has served in a number of positions of increasing responsibility and in a variety of functions within the Company’s operations. Mr. Stepan, Jr. also serves as a director for another company. Mr. Stepan, Jr.’s day-to-day strategic leadership provides the Board of Directors with extensive knowledge of the Company’s operations.

•

Mr. Michael R. Boyce: Mr. Boyce is the Chairman and Chief Executive Officer of PQ Corporation, an industrial chemicals company, as well as the Chairman and Chief Executive Officer of Peak Investments, an operating and acquisition company. Mr. Boyce also serves as a director for other companies. Mr. Boyce is a current nominee for Director and will, if elected by the stockholders, provide the Board of Directors with global executive leadership in the chemical industry as well as expertise in strategic business matters.

•

Mr. Thomas F. Grojean: Mr. Grojean is the Chairman and Chief Executive Officer of Grojean Transportation, a nationwide truckload freight carrier. Mr. Grojean has extensive experience in the transportation industry and is also a Certified Public Accountant. Mr. Grojean has been a Director of the Company for more than 30 years, and provides the Board of Directors with operational expertise in a related industry and experience with the Company’s operations.

•

Mr. Gary E. Hendrickson: Mr. Hendrickson is the President and Chief Operating Officer of The Valspar Corporation, a global paint and coatings manufacturer, where he is also a member of Valspar’s Board of Directors. At Valspar, Mr. Hendrickson has served in a variety of senior management roles, including as a regional executive in Asia Pacific. Mr. Hendrickson provides the Board of Directors with a global perspective and current operational experience.

•

Mr. Gregory E. Lawton: Mr. Lawton is the former President and Chief Executive Officer of JohnsonDiversey, a leading global provider of cleaning and hygiene solutions to the institutional and industrial marketplace. Mr. Lawton previously held various leadership roles at other companies and also serves as a director for other companies. Mr. Lawton provides the Board of Directors with global expertise and executive leadership from the consumer products industry, and extensive experience with employee development.

•

Mr. Robert G. Potter: Mr. Potter is the former Chairman and Chief Executive Officer of Solutia, Inc., the former chemical businesses of Monsanto Company. Mr. Potter held various executive-level positions with Monsanto Company and has been a director of six public companies during his career. Mr. Potter provides the Board of Directors with direct executive leadership and operational experience from the chemical industry. Mr. Potter will be retiring from the Board of Directors effective April 20, 2010.

•

Mr. Edward J. Wehmer: Mr. Wehmer is President and Chief Executive Officer of Wintrust Financial Corporation, a financial services company. Mr. Wehmer is also a Certified Public Accountant. Mr. Wehmer provides the Board of Directors with expertise in strategic, financial, banking and accounting matters.

Risk Management

The Board of Directors takes an active role in overseeing the Company’s financial and non-financial risks. The Audit Committee, which is chaired by Mr. Wehmer, an Audit Committee financial expert, takes a lead role in overseeing Company risks. The Audit Committee receives reports from the Company’s Director of Internal Audit, the Chief Financial Officer, and the General Counsel, all of whom are responsible for various aspects of the Company’s risk management. The Director of Internal Audit reports directly to the Audit Committee. The Audit Committee meets with the Company’s external auditors, separately from management.

The Compensation and Development Committee, which is chaired by Mr. Lawton, takes the lead role in overseeing the management of risks as they relate to the Company’s compensation policies and practices. For 2009, the Compensation and Development Committee reviewed these compensation policies and practices and did not identify any risks that are reasonably likely to have a material adverse effect on the Company.

Executive Sessions

Executive Sessions of non-management Directors will be held at least two times per year. At least one of the Executive Sessions each year will be limited to the Company’s independent Directors. Executive Sessions are generally held by the independent Directors after every regular Board of Directors meeting and after every Board committee meeting. In 2009, four Executive Sessions (one after each regular Board of Directors meeting) were held by the independent Directors and chaired by Mr. Potter. In addition, Executive Sessions were also held after most Board committee meetings during 2009 and were chaired by the respective chairman of the Board committee. The Executive Sessions after all regular Board of Directors meetings are scheduled and chaired by the Chairman of the Nominating and Corporate Governance Committee. Mr. Potter currently serves as the Chairman of the Nominating and Corporate Governance Committee. Any non-management Director can request that an additional Executive Session be scheduled.

Communication with the Board

A stockholder may communicate with the Chairman of the Nominating and Corporate Governance Committee by writing to him, c/o Secretary’s Office, Stepan Company, Edens Expressway and Winnetka Road, Northfield, Illinois 60093. The Secretary delivers all correspondence to the Nominating and Corporate Governance Committee Chairman without first screening the correspondence.

Compensation Committee Interlocks and Insider Participation

None

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Role of the Compensation and Development Committee

The Compensation and Development Committee of the Board of Directors (defined within this Compensation Discussion and Analysis section as the “Committee”) is responsible for overseeing the establishment and administration of the Company’s policies, programs and procedures for compensating the Company’s executive management, as further described below. The Committee is also responsible for providing advice to the Company regarding executive development and succession planning. The Committee acts pursuant to a charter, which is available on the Company’s website at http://www.stepan.com, under “Investors—Corporate Governance.”

The individuals who served as the Company’s Principal Executive Officer and Principal Financial Officer during fiscal year 2009, as well as the Company’s three other most highly compensated executive officers during fiscal year 2009 included in the Summary Compensation Table, are referred to in this proxy statement as the named executive officers (“NEOs”). The executive officers include the NEOs and the other executive officers of the Company.

Compensation Objectives

The overall objectives of the Company’s compensation programs are as follows:

•	motivate employees to achieve improved performance, and drive results that will help the Company achieve its goals;

•	align the interests of our employees with the interests of our stockholders;

•	provide for levels of compensation competitive with the marketplace; and

•	attract and retain employees of outstanding ability.

Compensation Philosophy

The basic premise of the Company’s executive compensation philosophy is to pay for performance. The Company’s intention is to foster a performance-driven culture with competitive total compensation as a key driver for all employees. Compensation levels commensurate with Company performance align the interests of its employees with the interest of its stockholders.

The Company’s guiding philosophy in executive compensation is that the compensation of executive officers should reflect the scope of their job responsibilities and level of individual and corporate performance achieved. Executive compensation should be competitive internally, as well as externally, to like or comparable positions based on job descriptions and responsibilities at similarly sized companies within general industry and/or the chemical industry, other appropriate related industry benchmarks or survey information. The Company’s compensation philosophy is reviewed annually by the Committee.

The effectiveness of the executive compensation program is primarily measured by Company performance, stock price appreciation, the ability of the Company to attract and retain executive officers, and comparison against other relevant, external benchmarks as needed.

The Committee generally does not consider the impact of previously awarded compensation in determining current executive total compensation. The Committee does, however, use both aggregate general industry survey data as well as a chemical industry peer group to benchmark executive compensation annually as described below under “Benchmarking Data.” Except for the limits regarding incentive compensation described below, the Committee does not use specific policies to allocate between cash and non-cash compensation or between short-term and long-term compensation.

Compensation Consultant

The Committee has not retained its own consultant to provide overall compensation advice. On an ongoing basis, the Committee and the Company utilize compensation survey data and software purchased from a compensation consultant, Watson Wyatt (Towers Perrin and Watson Wyatt merged effective January 1, 2010, and are now known as Towers Watson, and may be referred to in this proxy statement as Watson Wyatt, Towers Perrin or Towers Watson), when making base compensation decisions for Company executives. The Committee and the Company also receive long-term incentive survey data from Watson Wyatt annually as well as total compensation benchmark information. Additionally, in 2009, the Company, with the approval of the Committee, engaged Watson Wyatt in a project to analyze total direct compensation, including base salary, short-term incentives and long-term incentives, for all NEOs, officers and other key executives of the Company.

Compensation Consultant Fees

The aggregate fees paid by the Company for all services provided by compensation consultants, including work provided by Watson Wyatt, did not exceed $120,000 for the year ended December 31, 2009.

Role of Executives in Establishing Compensation

The Committee determines the compensation of the Chairman and the Chief Executive Officer. The Chief Executive Officer and the Vice President—Human Resources make recommendations to the Committee regarding compensation for all other executive officers, including the NEOs. The Committee then reviews these recommendations and approves the final compensation for these individuals. All recommendations made to the Committee and all determinations made by the Committee are based upon the Company’s policies and guidelines and other relevant factors outlined in the “Benchmarking Data” and “Elements of Compensation” sections below.

Benchmarking Data

The Company determines compensation by considering two sources: industry surveys and compensation information from a select group of peer companies. The Company reviews survey data for total compensation, including base salary, short-term incentives and long-term incentives, annually or otherwise periodically, as appropriate.

The Company subscribes to compensation survey data supplied by Watson Wyatt for the purpose of comparing total compensation. For the executive officers, including the NEOs, the Company reviews compensation using the Watson Wyatt Survey Report on Top Management Compensation. The Watson Wyatt Survey Report on Top Management Compensation is comprised of data from more than 1,500 organizations representing a variety of industries, sizes of companies and geographic areas. The Company utilizes survey data for the position or positions that most closely matches the job description of each NEO or executive officer position, and for the companies that are most closely aligned with characteristics of the Company, including comparable industry, comparable size (revenue and employees) and other measures of comparison as appropriate and available.

The Company also uses a Chemical Industry Peer Group of 12 companies as an additional reference point for data regarding total compensation. The companies included in the Chemical Industry Peer Group were selected because of their chemical industry affiliation and similarity to the Company in size and/or business. The following companies comprise the Chemical Industry Peer Group used in reviewing 2009 total compensation: Albemarle Corporation; Arch Chemicals, Inc.; Ashland Inc.; Cabot Corporation; Cambrex Corporation; Chemtura Corporation; Cytec Industries Inc.; Ferro Corporation; Georgia Gulf Corporation; H.B. Fuller Company; The Lubrizol Corporation; and NewMarket Corporation.

Based on a review of this information, the Company targets total compensation for executive officers to be in the median range (plus or minus 10% of the 50th percentile) of the survey data. All NEOs’ and executive officers’ total compensation amounts were considered to be within appropriate and reasonable levels as compared to the survey data considering experience level, time in position, global job grades and any other relevant factors.

The Company has a long-term target total compensation mix of 40% base salary, 20% short-term incentives and 40% long-term incentives for executive officers’ compensation. Short-term incentives for executive officers are based on individual and Company performance. Long-term incentives for executive officers are based only on Company performance. This mix assumes above average Company performance and can vary considerably if performance is either below average or at a superior level. For 2009, the actual total compensation mix for all nine executive officers was 48.7% base salary, 28.9% short-term incentives, and 22.4% long-term incentives. For the NEOs, the mix was 44.6% base salary, 34.1% short-term incentives and 21.3% long-term incentives. While the Company continues to work towards the long-term total compensation target mix, the short-term incentive amount in 2009 was appropriately higher than the target due to the outstanding, record-breaking Company performance in 2009.

Elements of Compensation

For the fiscal year ended December 31, 2009, the principal elements of compensation for the executive officers, including the NEOs, were as follows:

Compensation Element / Purpose	Description

Base Salary To attract and retain individuals of outstanding abilities	Fixed component of pay based on specific position salary ranges determined by job responsibilities, competitive benchmark data and performance

Short-Term Incentives To drive year-over-year financial performance, attract and retain employees, and to align their interests directly with Company financial targets	Variable, annual, at risk component of pay that rewards achievement of pre-determined Company and individual goals

Long-Term Incentives To promote retention of executives, recognize outstanding job performance and encourage a focus on the Company’s long-term financial results	Variable, at risk, equity component of pay for eligible participants that rewards stockholder value creation over time

Retirement Benefits To promote retention and to attract outstanding employees	Fixed percentage (4%) of base salary under a Retirement Savings Plan adopted in 2006 for all employees. The NEOs, except the Chairman, are among a number of Company employees that also receive transition benefits for a limited period of time due to the freeze of the Defined Benefit Plan.

Profit Sharing Plans To provide a tax deferred retirement savings vehicle directly connected to the Company’s financial results	Variable, annual, at-risk component directly determined by Corporate Net Income achieved

Other Benefits	NEOs are eligible for the benefit programs that are available to all other salaried employees which provide for basic life, health and security needs

Base Salary

The Company has established salary grades and ranges for all employees, including all of the NEOs. The grades range from 3 to 19, and within each grade, there are three tiers. Salary grades reflect the responsibility level of the position, i.e., positions requiring greater responsibility have a higher number salary grade. Salary tiers reflect the employee’s individual performance and experience. The salary range for each grade and tier is primarily based on survey data to the 50th percentile. This enables the Company to ensure pay equity among executives and all employees that is also market competitive. A complete list of salary grades and tiers is published annually to all management employees.

The Committee, taking into consideration the performance of the Company, the Company’s compensation philosophy, the survey data, and the Company’s salary grades and tiers, reviews and determines the Chief Executive Officer’s salary and the Chairman’s salary on an annual basis. The Chief Executive Officer and the Vice President—Human Resources make recommendations to the Committee regarding compensation for all other executive officers. The Committee has the discretion to approve such recommendations or revise the recommended amounts, higher or lower, based upon each specific executive officer’s performance. The Chief Executive Officer’s salary range is determined based on the same factors and criteria as those of other NEOs, executive officers and all salaried employees.

See the narrative to the Summary Compensation Table below for additional information regarding base salaries for the NEOs in 2009.

Short-Term Incentive Compensation

The purpose of the Company’s short-term incentive compensation (annual bonus) is to promote year-over-year financial performance, to attract and retain executive, managerial and key employees of outstanding ability, and to align participants’ interests directly with Company financial targets. The total amount of short-term compensation is a percentage of the executive’s or employee’s actual salary earned each calendar year. Because more senior managers have more ability to impact Company results, a greater percentage of their total compensation is at-risk in the form of the annual bonus.

The Chief Executive Officer and the Chairman have the highest levels of responsibility, and therefore, are eligible for the two highest bonus percentage ranges. The Vice President and General Manager—Surfactants and the Vice President and General Manager—Polymers, as leaders of the two largest business units, are eligible for the next highest level of bonus percentage. The Vice President and Chief Financial Officer, with responsibility for all financial functions, is eligible for the third highest level of bonus percentage. Under the terms of the Stepan Company Management Incentive Plan (Amended and Restated as of January 1, 2005) and further amended in 2008 (“Management Incentive Plan”), the maximum percentage of an executive’s annual bonus is 125% of his or her annual base salary. The following chart reflects the bonus range, as a percentage of annual base salary, for each NEO for calendar year 2009:

NEO	Bonus Percentage Range
Chief Executive Officer (F. Quinn Stepan, Jr.)	0-75%
Chairman (F. Quinn Stepan)	0-75%
Vice President and Chief Financial Officer (James E. Hurlbutt)	0-48%
Vice President and General Manager—Surfactants (John V. Venegoni)	0-60%
Vice President and General Manager—Polymers (Robert J. Wood)	0-60%

Within the bonus percentage ranges shown above, each NEO’s annual bonus is directly determined by the Company’s overall financial performance and, for NEOs other than the Chief Executive Officer and the Chairman, the achievement of a set of individual performance goals, as described below. Payouts against each goal are based on the relative level of achievement of the goal, and are measured against four categories:

Marginal, Competent, Commendable and Distinguished. The Marginal level represents the minimum threshold that must be exceeded in order to obtain any payout against that goal; in contrast, the Distinguished level represents the target threshold that must be met to obtain the maximum percentage payout for that goal. The Competent and Commendable levels, intended to be challenging but reasonably obtainable, are set at prorated amounts between the Marginal and Distinguished levels. Few, if any, managers or executives achieve the Distinguished level for all of their goals in any calendar year.

In addition, bonus payments as a whole may be reduced, prorated, or eliminated entirely based on Company performance if corporate net income falls below certain pre-determined levels. During 2009, at the Committee’s discretion, bonus payments for individuals could be increased up to the maximum bonus percentage allowed under the Management Incentive Plan to reflect extraordinary individual performance, or reduced or eliminated, to reflect unacceptable performance.

For 2009, the Committee approved an additional stretch incentive of $100,000 for the Vice President and General Manager—Surfactants if an increase in operating profit of at least 20 percent over the established budget for the surfactants business was achieved. The Committee also approved an additional stretch incentive of $100,000 for the Vice President and General Manager—Polymers if an increase in operating profit of at least 15 percent over the established budget for the polymers business was achieved. Both of these stretch incentives were “all or nothing” in that either the incentive was achieved and therefore paid, or the incentive was not achieved and not paid. No proration was allowed for these stretch incentives.

In 2009, the surfactants business achieved an increase in operating profit of at least 20 percent over the established budget, and the polymers business achieved an increase in operating profit of at least 15 percent over the established budget. As a result of these business segment achievements, the Committee approved the $100,000 additional stretch incentive payment for the Vice President and General Manager—Surfactants and the Vice President and General Manager—Polymers.

In response to the Company achieving in 2009 its highest annual corporate net income in the Company’s history, the Committee approved discretionary bonuses for the Chairman and the Chief Executive Officer in the amounts of $125,000 and $150,000, respectively, both of which are within the maximum amount payable under the Management Incentive Plan. These bonuses were paid in addition to their respective bonuses earned and paid based on 2009 Company financial performance targets (as shown below). The Committee awarded these discretionary bonuses to provide these individuals with an additional reward for their leadership of the Company in the record-setting year of 2009 and for the Company’s strong performance in a difficult economic environment.

The Committee also approved a discretionary bonus for the Vice President and Chief Financial Officer in the amount of $23,698 to reflect outstanding 2009 performance in generating cash flow and reducing the net debt level.

The discretionary bonuses compensated these individuals for their efforts in driving Company performance in 2009 to a net income result which more than doubled 2008 net income, which, prior to 2009, was the highest net income amount in Company history. It is common compensation practice to pay above target bonus payout levels when the target is exceeded. The discretionary bonuses reinforce the premise that the Company bases its compensation philosophy on pay for performance. Similarly, in years when Company performance is exceptional and above the Distinguished level, it is possible for NEOs to receive bonuses above target, while in years when Company performance is below the Marginal level, no bonus will be paid based upon Company performance.

Under the revised terms of the Management Incentive Plan (Amended and Restated as of January 1, 2010) as approved by the Company’s stockholders on April 21, 2009, beginning in 2010, the maximum percentage of an executive’s annual bonus is 150% of his or her annual base salary up to a maximum dollar amount of $1,500,000. In addition, the maximum bonus range for the Chief Executive Officer has been increased to a range of 0% to 100% of annual base salary, and the maximum bonus range for the Vice President and Chief Financial Officer has been increased to a range of 0% to 60% of annual base salary. All of these changes were made based on benchmark compensation data the Company reviewed for 2008 from Towers Perrin.

Additionally, beginning in 2010, all executive officers and other key Company executives will have an additional stretch goal target added above the Distinguished level, which will reward exceptional Company performance. For 2010, the stretch goal target will be based on Corporate Net Income. Any additional reward earned will be prorated between the Distinguished and Stretch levels for Corporate Net Income only. The upside potential for executive officers, including all NEOs, is 50% of any individual’s earned bonus payout. Other key executives will also have either a 50% or 25% upside potential on the same Company objectives. If the stretch goal target is achieved, the Chief Executive Officer is eligible for a maximum bonus of 150% of base salary, the Chairman is eligible for a maximum bonus of 112.5% of base salary, and the other NEOs are eligible for a maximum bonus of 90% of base salary. Stretch goal targets will be set at the same time all Company target objectives are approved and are designed to be very difficult to achieve, i.e., only a 10%-15% probability of achievement. These types of stretch goal targets are a common compensation practice, and the Company believes it is appropriate to use such stretch goals to attract and retain key Company employees who have the greatest impact on the Company results each year.

•	Overall Financial Performance Targets

The Committee establishes the Company’s overall financial performance targets at the beginning of each calendar year. In 2009, the Committee established targets for three overall financial performance measures for all NEOs. Corporate Net Income and Corporate Return on Invested Capital (ROIC) were used in 2007 and previous years, and Corporate Free Cash Flow was added in 2008.

In 2009, the following levels were set for each of these targets:

Target	Marginal	Competent	Commendable	Distinguished
Net Income	$20.0 million	$24.0 million	$28.0 million	$32.0 million
ROIC	5.00%	6.00%	7.00%	8.00%
Free Cash Flow	($5.0 million)	$0	$5.0 million	$10.0 million

Each NEO’s annual bonus objectives include these Corporate financial performance targets. Given their respective levels of responsibility, the Chairman and the Chief Executive Officer both had their bonus based entirely on these Corporate financial performance targets. The Vice President and Chief Financial Officer had 50% of his bonus tied to the same Corporate financial performance targets. The other NEOs had at least 40% of their bonus tied to these same targets.

The following table shows the Company’s performance against the Corporate Net Income, ROIC and Free Cash Flow Targets in 2009:

Target	2009 Results	2009 Distinguished (Maximum) Target	2009 Payout Against Distinguished (Maximum) Target
Net Income	$66.7 million(1)	$32.0 million	100%(1)
ROIC	14.4%(1)	8.00%	100%(1)
Free Cash Flow	$114.3 million	$10.0 million	100%

(1)	Actual results and resulting payout adjusted to reflect results from ongoing operations, excluding deferred compensation expense, and an adjustment to an environmental reserve.

For 2009, the Distinguished level for all three of these Corporate financial performance targets was achieved. However, by mutual agreement between the Chief Executive Officer and the Committee prior to the start of the year, the 2009 bonuses would be, and in fact were, reduced by three percent for the Chairman and the Chief Executive Officer if the Company did not achieve its OSHA recordable incident rate goal of 1.0. Although the Company reduced the rate from 2.3 in 2008 to 1.34 in 2009, the Company did not achieve its goal. As a result, the 2009 bonuses for the Chairman and the Chief Executive Officer were each reduced by three percent.

The 2010 bonus for both the Chairman and the Chief Executive Officer will be based on achievement of Corporate Net Income, ROIC and Free Cash Flow performance targets. At least 40% of the 2010 bonus for all other executive officers will be based on achievement of these same three targets. The remainder of the 2010 bonus for all other executive officers will be determined based on financial and performance targets appropriate for their respective areas of responsibility.

•	Individual Performance Targets

For executives other than the Chief Executive Officer and the Chairman, the Chief Executive Officer and the executive agree upon individual performance targets at the beginning of each calendar year. These individual performance targets may either be financial targets for a particular business segment or organization, or achievement of certain financial, safety, service or other goals specific to their function and responsibility. For 2009, the individual performance targets and the results for the other NEOs are as stated below:

James E. Hurlbutt

Vice President and Chief Financial Officer

2009 Individual Performance Targets and Weighting Percentage	2009 Individual Performance Results
Corporate Target—Net Income, ROIC and Free Cash Flow (see “Overall Financial Performance Targets” section above)	Corporate Targets achieved above Distinguished levels

50% of Total	50% of Total Awarded
Corporate Safety Target—OSHA Recordable Incident Rate of less than 1.0	Significant improvement made from prior year but incident rate was 1.34

6.2% of Total	0% of Total Awarded
Cash savings generated by the finance group (Distinguished level was $3.0 million)	Generated cash savings of $1.5 million (Commendable level)

12.5% of Total	8.3% of Total Awarded
Execute processes to drive improvement in corporate bad debt, inventory and collectibles	Improvements achieved at Competent and Commendable levels

18.8% of Total	8.3% of Total Awarded
Complete IT project on time with no disruptions	Project completed

6.25% of Total	6.25% of Total Awarded
Complete foreign subsidiary liquidity improvement project	Project not fully completed

6.25% of Total	0% of Total Awarded

John V. Venegoni

Vice President and General Manager—Surfactants

2009 Individual Performance Targets and Weighting Percentage	2009 Individual Performance Results
Corporate Targets—Net Income, ROIC and Free Cash Flow (see “Overall Financial Performance Targets” section above)	Corporate Targets achieved above Distinguished levels

40% of Total	40% of Total Awarded
Corporate Safety Target—OSHA Recordable Incident Rate of less than 1.0	Significant improvement made from prior year but incident rate was 1.34

5% of Total	0% of Total Awarded
Global Surfactant Financial Performance Targets—Operating Income (Distinguished level was $54.0 million) and ROIC (Distinguished level was 6.0%)	Operating Income and ROIC achieved above Distinguished levels

40% of total	40% of Total Awarded
Two Regional Surfactant Operating Incomes (Distinguished levels were $6.9 million)	One Operating Income was above Distinguished level and the other Operating Income was $2.3 million below Distinguished level (between Marginal and Competent levels)

10% of Total	5.8% of Total Awarded
Innovation Projects	83% of Innovation Projects completed

5% of Total	4.1% of Total Awarded

Robert J. Wood

Vice President and General Manager—Polymers

2009 Individual Performance Targets and Weighting Percentage	2009 Individual Performance Results
Corporate Targets— Net Income, ROIC and Free Cash Flow (see “Overall Financial Performance Targets” section above)	Corporate Targets achieved above Distinguished levels

40% of Total	40% of Total Awarded
Corporate Safety Target—OSHA Recordable Incident Rate of less than 1.0	Significant improvement made from prior year but incident rate was 1.34

5% of Total	0% of Total Awarded
Global Polymer Financial Performance Targets—Operating Income (Distinguished level was $29.5 million) and ROIC (Distinguished level was 15.0%)	Operating Income and ROIC achieved above Distinguished levels

40% of Total	40% of Total Awarded
Polymer Operating Income from Sales to New Business Areas (Distinguished levels were $1.45 million)	Operating Income was $950,000 below Distinguished levels (between Competent and Commendable levels)

10% of Total	6% of Total Awarded
Regional Polymer Operating Income (Distinguished level was $1.0 million)	Operating Income was $400,000 below Distinguished level (between Competent and Commendable levels)

5% of Total	2.2% of Total Awarded

Long-Term Incentive Compensation

Pursuant to the Stepan Company 2006 Incentive Compensation Plan which was previously approved by stockholders at the 2006 Annual Meeting of Stockholders (the “2006 Incentive Plan”), executive officers receive stock option grants and performance shares of stock on an annual basis in order to (i) promote retention of executives, (ii) recognize outstanding job performance, and (iii) encourage a focus on the Company’s long-term financial results, which in turn enhance the likelihood of increases in the value of the Company’s Common Stock. The Committee is responsible for approving all stock option grants and stock awards. Eligibility for long-term incentives is based on two factors: (1) job performance, and (2) the potential of each executive or executive officer to impact the Company’s financial results.

The value of long-term incentives granted to each executive is primarily based on survey data supplied by Watson Wyatt. Currently, long-term incentives are weighted at approximately 40% of the total grant amount as stock options and 60% as performance shares. These ratios have been benchmarked as comparable to market practice. The long-term incentive components for the Chief Executive Officer are weighted at approximately 60% of the total grant amount as stock options and 40% as performance shares. The Committee approved this ratio for the Chief Executive Officer due to the fact that the Chief Executive Officer has the highest level of responsibility for the Company’s direction and performance, and also because such ratio is more closely aligned with stockholder value.

An annual grant of stock options and performance shares is made each year on the day of the Committee meeting held in February, at which time the Committee determines which performance levels for the previous year were met. In addition, stock option grants and performance shares may be awarded to executive officers at other times based on factors that the Committee determines to be relevant, including upon hire, upon promotion or for extraordinary job performance.

For 2009, a $300,000 additional restricted stock award was granted on February 9, 2010, under the 2006 Incentive Plan to the Chief Executive Officer due to exceptional Company performance. This restricted stock award does not vest for five years, and will therefore not be delivered to the Chief Executive Officer until February 9, 2015, provided that the Chief Executive Officer remains an employee of the Company throughout the vesting period.

•	Stock Option Grants

Stock option grants are made annually at the fair market value of the Common Stock on the date of grant with a two-year vesting period and an eight-year term. The option price is set at the date of grant. Backdating of stock options is prohibited under any circumstances. The Company does not have any program or current practice, nor does it plan to have any future program or practice, to time option or other share grants with the release of material non-public information. The Company has not timed, nor does it plan to time, the release of material non-public information for the purpose of increasing the value of executive compensation.

•	Stock Grants (Performance Shares)

Participants are granted a target number of performance shares that can be earned based on the achievement of Corporate Net Income and ROIC targets in the third year of a three-year period. The number of shares actually earned varies depending on the level of performance achieved. The Company uses a matrix to determine the award. The matrix is included below:

The Threshold level for both Corporate Net Income and ROIC must be met before any payout occurs. Proration will occur between boxes and Threshold, Target and Maximum levels achieved, as necessary, depending on actual results.

Under the matrix, participants receive a stock distribution of 100% of the performance shares granted if the Target level is met, 50% if the Threshold level is met, and up to 200% if the Maximum level is met. Other intermediate levels are also provided for and shown in each box in the matrix. In addition, amounts may be prorated between matrix boxes depending on actual results. Threshold objectives should have an 80% probability of achievement, Target objectives should have a 50% to 60% probability of achievement, and the Maximum objectives should have a 10% to 15% probability of achievement. If the minimum Threshold objectives are not met, no performance shares will be distributed to participants.

Performance shares granted in 2007 were earned based upon 2009 Company performance for Corporate Net Income and ROIC. Company results in both Corporate Net Income and ROIC exceeded the maximum so participants received 200% of the number of shares granted. The 2009 Target objectives are shown in the table below:

*	Target objectives approved by the Committee on February 13, 2007

During 2009, the Committee approved the grants of stock options and stock awards for NEOs shown in the Grants of Plan-Based Awards Table included in this proxy statement pursuant to the 2006 Incentive Plan. The Company has implemented the Stepan Company Performance Award Deferred Compensation Plan (Effective January 1, 2008) which provides participants with the opportunity to defer receipt of all or a portion of certain incentive compensation.

Retirement Plans

•	Retirement Plan for Salaried Employees

Effective June 30, 2006, the Company froze the Retirement Plan for Salaried Employees (the “Defined Benefit Plan” or the “Retirement Plan for Salaried Employees”) and ended the benefit accrual for all participants. Eligible participants were all employees not covered by a collective bargaining agreement who were employees prior to July 1, 2006. The Defined Benefit Plan was replaced by the Retirement Savings Plan, which provides for Company contributions into the employee’s retirement savings plan account (see discussion below in “Retirement Savings Plan” section). The primary purpose of both the Defined Benefit Plan and the Retirement Savings Plan is to retain valuable employees.

The pension benefits included in the Pension Benefits Table are the present value of the benefits expected to be paid under the Defined Benefit Plan in the future. The amount of each future payment is based on the current accrued pension benefit. The actuarial assumptions, with the exception of the expected retirement age, are consistent with those used in the Company’s financial statements. The retirement age is the earliest unreduced retirement age as defined in the Defined Benefit Plan and the Retirement Savings Plan.

The pension benefit information set forth in this proxy statement has been calculated based on actuarial assumptions that are considered to be reasonable. Other actuarial assumptions could also be considered to be reasonable which would result in different pension benefit estimates. The amounts shown are based on the provisions applicable in each pension benefit plan in which the NEOs participate.

Additional information regarding these benefits and other elements of the pension benefits are discussed below in the “Retirement Savings Plan” section.

•	Retirement Savings Plan

In each payroll period, the Company makes a contribution to the retirement savings plan account of each eligible employee, including the executive officers and the NEOs. The amount of the Company contribution is currently four percent of the participant’s base salary for the portion of the payroll period during which the participant was an eligible employee. This percentage is the same for all employees, including the executive officers and the NEOs.

In addition, for certain employees, based on a non-discriminatory formula developed with and calculated by an outside actuarial firm, Towers Perrin, the Company makes an additional contribution in the form of a defined benefit replacement allocation contribution (“DBRA Contribution”), which is designed to bridge the transition from the Defined Benefit Plan to the Retirement Savings Plan. The DBRA Contribution for eligible participants began for the calendar quarter ended September 30, 2006, and will continue on a quarterly basis for four and one-half years (i.e., until December 31, 2010). In the event an eligible participant leaves the Company before receiving the full amount of his or her DBRA Contribution, the eligible participant will forfeit the right to any unpaid contribution. Other provisions are as set forth in the Retirement Savings Plan. During 2009, all of the NEOs received a contribution of four percent of their base salary into their Retirement Savings Plan account. All of the NEOs, except the Chairman, received DBRA Contributions in 2009 in the amounts set forth in the Summary Compensation Table.

In 2008, as a result of improved Company performance, the Board of Directors approved the acceleration of eligible employee’s transition contribution payments. The accelerated payments represented the present value of the payments originally scheduled to be made until December 31, 2010, discounted to reflect the time value of money. None of the NEOs were eligible to receive an accelerated transition contribution payment.

•	Supplemental Executive Retirement Plan

NEOs participate in the same basic retirement plans as all other employees, with the exception of three of the NEOs (Messrs. Stepan, Stepan, Jr. and Venegoni) who are also currently eligible for benefits under the Supplemental Executive Retirement Plan (“SERP”). The U.S. Internal Revenue Service (“IRS”) limits benefits that otherwise would be available through the Retirement Plan for Salaried Employees. The SERP was created to provide supplemental retirement benefits to any executive affected by these IRS limits. The benefits are calculated according to the same retirement plan formula that applies to all eligible employees. The SERP is commonly offered to attract, retain and motivate the NEOs and is necessary to be competitive in the marketplace. There are no early retirement arrangements specific to the NEOs and the Company believes that all elements of the SERP are customary for this type of retirement plan. The Retirement Plan for Salaried Employees SERP was frozen as of June 30, 2006. The funding status of this SERP is reviewed periodically. Currently, the Company has elected not to fund this SERP.

Profit Sharing Plans

The Profit Sharing Plan is designed to (i) provide eligible employees with an element of their retirement savings that is directly connected to the Company’s financial results, (ii) provide a tax deferred retirement savings vehicle while giving all participants the incentive to optimize the Company’s financial results, and (iii) allow employees to enjoy the benefits of the Company’s success.

The Company may make two types of contributions, basic and supplemental, under the Profit Sharing Plan, as described below:

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Basic Company Contribution: Each year the Company determines, based on the Company’s financial results, if it will recommend to the Committee that the Company make a Basic Company Contribution to the accounts of eligible participants in the Profit Sharing Plan. The Committee reviews the Company’s recommendation and, if approved, will present the recommendation to the Board of Directors for approval. The minimum Basic Company Contribution is the lesser of five percent of the earnings of all eligible participants or five percent of the Company’s “Remaining Net Profits” for that plan year. Remaining Net Profits are determined based on a formula that considers, among other factors, the Company’s net profits, interest on long-term debt and the net worth of the Company. The Committee typically recommends a Basic Company Contribution above the minimum that is based on four and one-half percent of pre-tax income.

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Supplemental Executive Company Contribution: In addition to the “Basic Company Contribution”, the Board of Directors has the authority to approve supplemental benefits pursuant to the Profit Sharing Plan for certain executives (“SERP Profit Sharing Plan”). SERP benefits are provided to executives as a common executive benefit which allows the Company to be competitive for executive compensation and benefits. Eligible executives who receive a SERP benefit are receiving what other employees already receive, except that the SERP benefits are considered to be non-qualified supplemental retirement plans because of Internal Revenue Code (“Code”) compensation limits. The funding status of the SERP Profit Sharing Plan is reviewed periodically. Currently, the Company has elected not to fund the SERP Profit Sharing Plan. All five NEOs received a 2009 SERP Profit Sharing Plan contribution which is included in the Summary Compensation Table. Additionally, due to Code compensation limits, all of the NEOs are eligible to receive supplemental Company contributions to the SERP Profit Sharing Plan based on the Company’s four percent contribution to the NEO’s retirement savings plan account. All of the NEOs, except the Chairman, received supplemental DBRA Contributions to the SERP Profit Sharing Plan in 2009. All such SERP Profit Sharing Plan contributions to the NEOs in 2009 are included in the Summary Compensation Table.

Employee Stock Ownership Plans

The first Stepan Company Employee Stock Ownership Plan (“ESOP”) was originally established in 1985. ESOP was designed to: (i) expand stock ownership among employees, (ii) encourage greater employee interest in the Company’s financial results, (iii) benefit employees financially by enabling them to acquire shares of the Company’s Common Stock without making contributions, and (iv) provide eligible employees with the opportunity to share in the growth of the Company. ESOP was frozen and closed to new participants as of January 1, 1996.

Effective January 1, 2006, the Company established the new Stepan Company Employee Stock Ownership Plan II (“ESOP II”) to achieve the goals of ESOP as listed above. ESOP II is a separate and distinct plan from ESOP. Only employees who are employed by the Company on or after January 1, 2006, and who are participants in the Profit Sharing Plan, are eligible to receive contributions into ESOP II. Contributions to ESOP II are a percentage of the Company’s Profit Sharing Plan contribution (percentage determined by the Committee), which are reallocated to ESOP II in shares of Stepan stock. For example, the Committee may approve a Profit Sharing Plan contribution based upon the contribution formula noted in the “Profit Sharing Plan” section above, and then determine that 50% of the total contribution will remain in the Profit Sharing Plan and 50% will be reallocated to ESOP II. The ESOP II allocation is made to broaden Stepan stock ownership among employees for further alignment with the interests of Company stockholders.

Perquisites

The Company provides NEOs with limited perquisites that the Company and the Committee believe are reasonable and consistent with the Company’s overall compensation program since they better enable the

Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites provided to the NEOs and other executives. For 2009, these perquisites represented a small percentage of the NEOs’ base compensation, ranging from 2.3% to 5.1%, with a median of 2.8%. The dollar values attributable to each NEO were also minimal, ranging from $6,915 to $25,305, with a median of $8,089.

All executives at the Vice President level and higher, including the NEOs, are provided the use of Company-leased vehicles, including fuel, maintenance and insurance. The allowance for the initial vehicle cost is set by salary grade. The compensation attributable to the personal use of a Company-leased vehicle is included in the Summary Compensation Table under All Other Compensation. The personal use value is computed using the annual lease valuation rule. Under this method, the purchase price of the car is used to compute an annual lease value based on IRS tables.

The Company maintains two Company-owned properties and a Company-owned vehicle which are not used solely for business purposes. Executives, including the NEOs, are allowed to use these properties or vehicle for personal use if and when they are not needed for business purposes. The value of the use of these properties is based on the incremental cost to the Company, and the value of the vehicle is based on mileage use calculated at IRS standard mileage rates. When these properties or vehicle are used by the NEOs for personal reasons, such values are included in the Summary Compensation Table under All Other Compensation.

The Company purchases tickets for a variety of entertainment events. These tickets are used primarily for business purposes. However, at various times, these tickets are used by executives for personal use. The value of any tickets used by an NEO for personal use is included in the Summary Compensation Table under All Other Compensation. In addition, both the Chief Executive Officer and the Chairman are members of country clubs which are not exclusively used for business entertainment. As such, the actual cost paid for club membership dues is included in the Summary Compensation Table under All Other Compensation.

No Severance/Change-in-Control Provisions

None of the NEOs or other executive officers has any arrangements that provide for severance payments. Additionally, none of the NEOs or other executive officers is entitled to payment of any benefits upon a change-in-control.

Stock Ownership Policy and Stock Retention Guidelines

The Company maintains a stock ownership policy with stock ownership guidelines for key executives. The Company instituted a stock ownership policy because it believes that ownership of Company stock by key executives is desirable in order to focus both short-term and long-term decision-making on the best interests of the Company and its stockholders. Key executives’ ownership of Company stock aligns those executives’ interests with the Company’s financial performance, including the performance of the Company’s Common Stock.

The stock ownership guidelines apply to all NEOs and other key Company executives who participate in the Management Incentive Plan. The Chairman and the Chief Executive Officer must each maintain ongoing ownership of Common Stock in an amount equivalent in value to at least five times their respective annual base salary. Other executive officers must own a minimum of two times their annual base salary. Stock ownership requirements for the Chairman and the Chief Executive Officer are higher based on their higher levels of responsibility.

All such executives, including the NEOs, have five years from their initial stock option grant, to achieve compliance with these stock ownership requirements. Executives must meet their respective stock ownership requirement by making approximately 20 percent progress each year for five years. An NEO who is nearing the Company’s normal retirement age of 65 may, commencing at age 61, reduce his or her holdings by 20 percent to a minimum of one times his or her annual base salary by the calendar year he or she attains the age of 65.

The following shares count towards the stock ownership requirements: (i) shares owned directly or by any immediate family member, (ii) shares owned indirectly as trustee or custodian for the benefit of children, (iii) shares owned in any Company Employee Stock Ownership Plan, (iv) shares owned in the Company Employee Stock Purchase Plan, and (v) shares held in any Company deferred compensation plan. Stock option grants and performance shares do not count towards the stock ownership requirement unless actually exercised or earned, respectively. No other shares other than those stated above count towards the stock ownership requirements.

The stock ownership policy is reviewed by the Committee, as needed, on a periodic basis. The Company periodically surveys against general industry benchmarks of stock ownership, most recently doing so in 2007.

The Committee reviews annually whether executives, including the NEOs, are in compliance with the stock ownership policy. The Committee determined that all nine executive officers, including the NEOs, were in compliance with the Company’s stock ownership requirements as of February 2010. If an executive fails to comply with stock ownership policy and annual progress requirements, the executive is not eligible to receive stock option grants, performance shares or any other awards under the 2006 Incentive Plan until compliance with these requirements is achieved.

The Company does not have a stock retention policy. The Company believes that its stock ownership policy is sufficient to meet the Company’s needs in ensuring that key executives’ decisions will be based on both short-term and long-term results of the Company which will benefit both the Company and its stockholders.

Post-Termination Benefits

As a general rule, the Company provides very limited post-termination compensation to executives. There are no written or verbal change-in-control or severance agreements with any executives at the Company. In addition, there are no special considerations for Company executives in connection with terminations due to death, disability, for cause or voluntary choice, including retirement.

Impact of Tax and Accounting Requirements on Compensation

The Company regularly monitors compensation and benefits-related accounting rules, securities rules, tax rules and all other federal and state regulations on an ongoing basis through internal sources and external sources such as consultants, advisors and outside legal counsel. The Company routinely considers such rules and regulations and their impact on plan design alternatives and Company performance.

Deductibility of Executive Compensation

In developing and implementing executive compensation policies and programs, the Committee considers whether particular payments and awards are deductible for federal income tax purposes. Federal income tax law limits deductible compensation at $1 million per year for each of the NEOs, subject to certain exceptions. The Company’s general objective is to meet the requirements of Code Section 162(m) in order to have the ability to deduct certain additional performance based compensation. The Company’s compensation plans are generally designed to achieve this objective. However, this objective is also balanced with the goal of providing competitive incentives to attract, appropriately reward, and retain performing executives and other employees. While it is the general intention of the Committee to meet the requirements for deductibility of performance based compensation under Code Section 162(m), the Committee may approve payment of non-deductible compensation from time to time if circumstances warrant such action. The Committee will review and monitor its policy with respect to the deductibility of compensation, as necessary.

In 2009, the Company’s stockholders approved the Management Incentive Plan (Amended and Restated as of January 1, 2010). This plan was amended and restated in order to ensure that it is performance-based and compliant with Code Section 162(m), which will allow the Company to expense and deduct short-term incentive payments made under such plan.

Nonqualified Deferred Compensation

The American Jobs Creation Act of 2004 changed the tax rules applicable to nonqualified deferred compensation arrangements. Several of the Company’s plans have provisions which require compliance with Code Section 409A and related regulations. In 2008, the Company’s applicable plans were amended to comply with Code Section 409A.

Summary of Executive Compensation in 2009

In 2009, the Company and the Committee applied the compensation policies and principles described in this Compensation Discussion and Analysis in determining NEO compensation. Specifically:

•	Base pay was surveyed and determined to be consistent with similar positions within general industry.

•	Incentive pay was directly connected to Company and individual performance, and reflected record Company financial performance.

•	The value of stock options and performance shares increased based on significantly improved Company financial performance.

•	All NEOs were in compliance with stock ownership requirements.

•

In most cases, the types of compensation and benefits provided to NEOs by the Company are the same as those provided to the Company’s other executives. The limited amount of benefits and perquisites offered to the NEOs is common to many companies and was reasonable in both nature and amount. The Company believes it needed to offer the level of 2009 executive compensation, benefits and perquisites as part of its total reward components to attract and retain talented executives in a competitive staffing environment. After considering all components of the total compensation paid to the NEOs in 2009, the Committee has determined that 2009 NEO compensation was competitive and reasonable.

COMPENSATION AND DEVELOPMENT COMMITTEE REPORT

In 2009, the Company’s Compensation and Development Committee was comprised of the following Non-Employee Directors: Messrs. Cadieux (retired April 21, 2009), Grojean, Hendrickson (elected April 21, 2009), Lawton, Potter and Wehmer. Each of these Directors satisfies the New York Stock Exchange’s rules for independence. During 2009, Mr. Lawton served as Chairman of the Committee.

The Compensation and Development Committee has reviewed and discussed the Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Thomas F. Grojean

Gary E. Hendrickson

Gregory E. Lawton

Robert G. Potter

Edward J. Wehmer

COMPENSATION AND DEVELOPMENT COMMITTEE

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal years ended on December 31, 2007, December 31, 2008 and December 31, 2009.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)		Stock Awards ($)(2)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)(3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)		All Other Compensation ($)(5)		Total ($)
F. Quinn Stepan, Jr. President and Chief Executive Officer	2009 2008 2007	$ $ $	600,000 591,667 545,833	$ $ $	150,000 200,000 —	$ $ $	306,436 193,020 190,200	$ $ $	356,480 238,500 226,800	$ $ $	432,000 355,000 400,000	$ $ $	109,140 42,061 —	$ $ $	173,452 138,319 131,291	$ $ $	2,127,508 1,758,567 1,494,124

James E. Hurlbutt Vice President and Chief Financial Officer	2009 2008 2007	$ $ $	270,833 245,667 222,000	$ $ $	23,698 — —	$ $ $	55,380 80,425 63,400	$ $ $	66,840 39,750 26,460	$ $ $	94,792 79,596 78,188	$ $ $	63,984 34,169 —	$ $ $	73,219 47,564 53,631	$ $ $	648,746 527,171 443,679

F. Quinn Stepan Chairman	2009 2008 2007	$ $ $	500,000 500,000 500,000	$ $ $	125,000 100,000 —	$ $ $	— — —	$ $ $	— — —	$ $ $	360,000 300,000 320,625	$ $ $	14,978 24,682 —	$ $ $	81,711 49,623 47,631	$ $ $	1,081,689 974,305 868,256

John V. Venegoni Vice President and General Manager—Surfactants	2009 2008 2007	$ $ $	347,167 305,167 289,167	$ $ $	— — —	$ $ $	92,300 112,595 110,950	$ $ $	111,400 55,650 52,920	$ $ $	287,123 258,168 139,292	$ $ $	76,810 31,865 —	$ $ $	72,596 43,046 41,431	$ $ $	987,396 806,491 633,760

Robert J. Wood Vice President and General Manager—Polymers	2009 2008 2007	$ $ $	277,367 262,200 250,500	$ $ $	— — —	$ $ $	77,532 112,595 110,950	$ $ $	89,120 55,650 52,920	$ $ $	246,727 73,940 87,374	$ $ $	71,277 31,096 —	$ $ $	54,411 32,348 30,766	$ $ $	816,434 567,829 532,510

(1)	Reflects discretionary cash bonuses awarded by the Committee for fiscal 2009 (awarded and paid in February 2010) and fiscal 2008 (awarded and paid in February 2009).
(2)	Amounts listed are performance-based compensation and reflect the most probable outcome award value at the date of the grant in accordance with FASB ASC Topic 718. Amounts for 2007 and 2008 have been recomputed under the same methodology in accordance with SEC rules. The maximum award value, if paid, would be:

Name	2009	2008	2007
F. Quinn Stepan, Jr.	$612,872	$386,040	$380,400
James E. Hurlbutt	$110,760	$160,850	$126,800
John V. Venegoni	$184,600	$225,190	$221,900
Robert J. Wood	$155,064	$225,190	$221,900

(3)	Non-Equity Incentive Plan Compensation represents bonus amounts earned during 2007, 2008 and 2009 pursuant to the Management Incentive Plan, which were paid in February 2008, February 2009 and February 2010, respectively.
(4)	Amounts reflect the actuarial increase in the present value of the NEO’s benefits under the Company’s pension plan determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements as described below under “Pension Benefits.” The increase in pension values for all of the NEOs was due to the change in discount rate, change in assumed post retirement mortality rates and the time value of money for those NEOs one year closer to retirement age (63).
(5)	Amounts for 2009 include 2009 Company contributions to each NEO’s defined contribution accounts as follows: Mr. Stepan, Jr.: $155,287; Mr. Hurlbutt: $66,303; Mr. Stepan: $56,406; Mr. Venegoni: $64,508 and Mr. Wood: $46,546. Also includes amounts for personal use of Company-leased vehicles, Company-owned properties, Company-owned vehicle, as well as spousal travel, entertainment events, and club membership dues.

In 2009, the Chief Executive Officer, Mr. Stepan, Jr., did not receive an increase in base salary. This decision was made by mutual agreement between Mr. Stepan, Jr. and the Compensation and Development Committee, taking into consideration the uncertainty regarding market demand and Company performance at the beginning of 2009. The base salaries for the other executive officers of the Company are reviewed annually and adjusted as appropriate by the Compensation and Development Committee as discussed above in the Compensation Discussion and Analysis. In 2009, the merit increases for the other executive officers were consistent with Company guidelines.

Specifically, for the NEOs, the Committee approved the following increases in annual base salary in 2009: Mr. Hurlbutt: 10.0% (5.0% for merit and 5.0% for benchmarked market adjustment); Mr. Stepan: 0%; Mr. Venegoni: 15.3% (5.5% for merit and 9.8% for benchmarked market adjustment); and Mr. Wood: 6.0%. The 2009 base salary increases were effective March 1, 2009.

The amounts included for 2009 Stock Awards reflect the aggregate grant date fair value for Stock Awards granted during the fiscal year ended December 31, 2009, under the 2006 Incentive Plan calculated in accordance with FASB ASC Topic 718. In addition, amounts included for 2009 Option Awards reflect the aggregate grant date fair value for Option Awards granted during the fiscal year ended December 31, 2009, under the 2006 Incentive Plan calculated in accordance with FASB ASC Topic 718.

In 2010, the base salary for the Chief Executive Officer, Mr. Stepan, Jr., was increased by 16.7% (6.0% for merit and 10.7% for benchmarked market adjustment), which is consistent with Company guidelines. The 2010 merit increases for the other executive officers were also consistent with Company guidelines. Specifically, for the NEOs, the Committee approved the following increases in annual base salary in 2010: Mr. Hurlbutt: 7.3% (5.0% for merit and 2.3% for benchmarked market adjustment); Mr. Stepan: 0%; Mr. Venegoni: 5.6%; and Mr. Wood: 5.4%. The 2010 base salary increases were effective March 1, 2010.

The Chairman, Mr. Stepan, has received no base salary increase and no stock options or stock awards since Mr. Stepan, Jr.’s election as the Company’s Chief Executive Officer effective January 1, 2006.

The Company has not entered into any employment agreements with any of the NEOs. Additional information related to each component of compensation for the NEOs is provided above in the Compensation Discussion and Analysis.

GRANTS OF PLAN-BASED AWARDS

Name	Type of Award(1)	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)(3)	Closing Price on Grant Date ($ /Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)(2)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
F. Quinn Stepan, Jr.	MIP	—	$0	$450,000	$750,000
	SA	2/10/2009				4,150	8,300	16,600					$284,192
	NQS	2/10/2009							0	32,000	$36.92	$35.84	$356,480

James E. Hurlbutt	MIP	—	$0	$130,000	$338,542
	SA	2/10/2009				750	1,500	3,000					$51,360
	NQS	2/10/2009							0	6,000	$36.92	$35.84	$66,840

F. Quinn Stepan	MIP	—	$0	$375,000	$625,000
	SA	2/10/2009				0	0	0					$0
	NQS	2/10/2009							0	0	$—	$—	$0

John V. Venegoni	MIP	—	$0	$208,300	$433,958
	SA	2/10/2009				1,250	2,500	5,000					$85,600
	NQS	2/10/2009							0	10,000	$36.92	$35.84	$111,400

Robert J. Wood	MIP	—	$0	$166,420	$346,708
	SA	2/10/2009				1,050	2,100	4,200					$71,904
	NQS	2/10/2009							0	8,000	$36.92	$35.84	$89,120

(1)	Type of Award: MIP—Management Incentive Plan Bonus; SA—Stock Award; NQS—Non-Qualified Stock Option.
(2)	Reflects estimated Target payouts under the Company’s Management Incentive Plan. These estimated amounts are based on the NEO’s current salary and position. Actual amounts paid are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(3)	Reflects the option price, which is the average of the opening price and closing price on the date of the grant.
(4)	Reflects the grant date fair value calculated in accordance with FASB ASC Topic 718 for Stock Awards and Non-Qualified Stock Options granted during the fiscal year ended December 31, 2009. The grant date fair values of Stock Awards are calculated using the most probable outcome award payout level.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
F. Quinn Stepan, Jr.	48,000			$23.68	2/10/2012			28,600	$998,912
	48,716			$24.94	2/9/2014
	20,000			$26.25	2/13/2016
	30,000			$31.70	2/12/2015
		30,000		$32.17	2/11/2016
		32,000		$36.92	2/9/2017

James E. Hurlbutt	3,500			$31.70	2/12/2015			8,000	$271,610
		5,000		$32.17	2/11/2016
		6,000		$36.92	2/9/2017

F. Quinn Stepan	67,000			$23.68	2/10/2012			—	$ —
	68,203			$24.94	2/9/2014
		—

John V. Venegoni	7,000			$26.25	2/13/2016			12,000	$409,790
	7,000			$31.70	2/12/2015
		7,000		$32.17	2/11/2016
		10,000		$36.92	2/9/2017

Robert J. Wood	2,000			$21.75	5/8/2010			11,200	$380,254
	4,223			$23.68	2/10/2012
	10,510			$24.94	2/9/2014
	7,000			$26.25	2/13/2016
	7,000			$31.70	2/12/2015
		7,000		$32.17	2/11/2016
		8,000		$36.92	2/9/2017

(1)	All options in this column that expire on February 11, 2016 are exercisable on February 12, 2010 and all options in this column that expire on February 9, 2017 are exercisable on February 10, 2011.
(2)	Reflects Stock Awards granted in February 2008 and February 2009 that have not yet been earned. Vesting for such Stock Awards is based upon the Company achieving certain financial targets during the performance period ended December 31, 2010 and December 31, 2011, respectively. See Compensation Discussion and Analysis for additional information on vesting conditions for Stock Awards.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
F. Quinn Stepan, Jr.	45,058	$1,707,290	12,000	$601,200
James E. Hurlbutt	10,316	$326,778	4,000	$200,400
F. Quinn Stepan	69,793	$1,871,593	—	$0
John V. Venegoni	38,865	$1,110,050	7,000	$350,700
Robert J. Wood	14,820	$515,597	7,000	$350,700

(1)	The Stock Awards vested upon the Company achieving certain financial targets during the performance period ended December 31, 2009.
(2)	Based on the market value of the Company’s Common Stock of $50.10 per share on February 17, 2010, the date of vesting.

PENSION BENEFITS

The pension values included in the table below are the present value of the benefits expected to be paid in the future. The amount of each future payment is based on the current accrued pension benefit. The Retirement Plans include both the Retirement Plan for Salaried Employees and the SERP, and the values of the benefits issued under these plans is determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. The retirement age is the earliest unreduced retirement age as defined in each plan. Mr. Hurlbutt is the only NEO who is eligible for early retirement under the pension plans. Due to Minimum Required Distribution regulations, Mr. Stepan began receiving benefits from the Retirement Plan for Salaried Employees during 2008. Further information regarding the Company’s Retirement Plans is provided above in the Compensation Discussion and Analysis.

For the Retirement Plan for Salaried Employees and the SERP components included in Present Values of Accumulated Benefit, the normal retirement benefit is based on the following formula:

•	50% of final average earnings less 50% of the participant’s primary Social Security benefit times service up to 30 years divided by 30.

•	Normal Retirement: age 65.

•

Early Retirement: retirement before age 65 and on or after both attaining age 55 and completing 5 years of vesting service. The normal retirement benefit is reduced by 4/12 of 1% per month for each month between the date on which the payments begin and the date of the participant’s 63rd birthday.

•	Service: credited from date of hire to June 30, 2006, with a maximum of 30 years.

•

Final Average Earnings: highest consecutive five years of base compensation during last ten years of service through June 30, 2006. This amount is limited for the Retirement Plan for Salaried Employees to the amount allowed by Code regulations.

The specific assumptions used in estimating Present Values of Accumulated Benefit include:

•

Assumed Retirement Age: pension benefits are assumed to begin at each participant’s earliest unreduced retirement age, but not before the participant’s current age. The earliest unreduced retirement age is 63 for both plans.

•	Discount Rate: the applicable discount rates as of December 31, 2007, December 31, 2008, and December 31, 2009, are 6.4%, 6.5% and 6.5%, respectively.

•

Mortality Table: the mortality table used as of December 31, 2007, is the RP2000 combined healthy table with no collar adjustment and no projected future mortality improvements. The mortality table used as of

December 31, 2008, is the IRS Prescribed Mortality Table for 2008. The mortality table used as of December 31, 2009, is the IRS Prescribed Mortality Table for 2009. The table used for 2009 has lower mortality rates relative to the table for 2008.

The information shown in the table below has been developed based on actuarial assumptions that the Company believes to be reasonable. Other actuarial assumptions could also be considered to be reasonable and would result in different values.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)(1)
F. Quinn Stepan, Jr.	Retirement Plan for Salaried Employees	20.7	$324,764	$—
	Supplemental Executive Retirement Plan	20.7	$364,017	$—

James E. Hurlbutt	Retirement Plan for Salaried Employees	24.2	$496,752	$—
	Supplemental Executive Retirement Plan	N/A	N/A	N/A

F. Quinn Stepan	Retirement Plan for Salaried Employees	30.0	$806,417	$72,661
	Supplemental Executive Retirement Plan	30.0	$1,520,076	$—

John V. Venegoni	Retirement Plan for Salaried Employees	23.9	$413,194	$—
	Supplemental Executive Retirement Plan	23.9	$94,137	$—

Robert J. Wood	Retirement Plan for Salaried Employees	25.8	$471,990	$—
	Supplemental Executive Retirement Plan	25.8	$14,026	$—

(1)	Due to Minimum Required Distribution regulations, Mr. Stepan commenced benefits in 2008.

NONQUALIFIED DEFERRED COMPENSATION

Pursuant to the Company’s Management Incentive Plan, certain executives, including the NEOs, may defer annual incentive awards earned. Deferral elections are made by eligible executives in December of each year for the amounts to be earned in the following year. An executive may defer all or a portion of his or her award pursuant to the provisions of the Management Incentive Plan. Additional information regarding the Management Incentive Plan is included in the “Elements of Compensation” section of the Compensation Discussion and Analysis.

The table below shows the investment options available under the Management Incentive Plan and their annual rate of return for the calendar year ended December 31, 2009, as reported by the advisors who provide information to the Company.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Fidelity Contrafund	29.23%	Fidelity Puritan	26.69%
Fidelity Growth Discovery	29.33%	DWS Scudder Money Market	0.35%
Fidelity Intermediate Bond	17.13%	Stepan Company Stock	40.94%

After an executive has elected to defer all or a portion of his or her annual incentive awards, no amounts can be paid until the executive has separated from service with the Company in accordance with the provisions of the

Management Incentive Plan. At that time, benefits in the executive’s account shall be paid in a single sum or in substantially equal annual installments over 3, 5 or 10 years, as elected by the executive. Participants may change a distribution election for future deferrals at age 50 and every five years thereafter.

In addition, executives may elect to defer receipt of all or a portion of certain incentive compensation payments in accordance with the Performance Award Deferred Compensation Plan. Information regarding deferrals under the Management Incentive Plan and Performance Award Deferred Compensation Plan is included in the table below.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Losses) in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
F. Quinn Stepan, Jr.	$659,400	$—	$1,031,939	$—	$3,135,534
James E. Hurlbutt	$—	$—	$193,527	$—	$716,583
F. Quinn Stepan	$—	$—	$4,732,529	$—	$17,596,052
John V. Venegoni	$287,123	$—	$236,874	$—	$1,522,201
Robert J. Wood	$—	$—	$283,866	$—	$997,297

(1)	Reflects amounts deferred under the Management Incentive Plan and Stock Awards deferred under the Performance Award Deferred Compensation Plan. The number of Stock Awards acquired on vesting is also reported in the Option Exercises and Stock Vested Table.

DIRECTOR COMPENSATION

Overview of Director Compensation Program

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. The Company annually reviews the adequacy and competitiveness of the amount of the annual retainer fee, meeting attendance fees and stock awards and makes adjustments as it deems appropriate.

Directors’ Fees

For the fiscal year ended December 31, 2009, Directors who were not also employees of the Company were paid an annual retainer fee (“Annual Director Retainer Fee”) of $44,400 plus $1,500 for attendance at each Board of Director meeting and $1,500 for attendance at each Board of Director committee meeting. In addition, the Chairman of the Audit Committee of the Board of Directors was paid an additional annual fee of $10,000, and all other Board of Director committee chairmen were each paid an additional annual fee of $5,000. No fees or other compensation were paid to Directors who are also employees of the Company.

Directors Deferred Compensation Plan

A Non-Employee Director, at his election, may defer receipt of his Director compensation into one or more available investment options offered under the Stepan Company Directors Deferred Compensation Plan Amended and Restated as of January 1, 2005 (“Directors Deferred Plan”). At the election of a Non-Employee Director, deferred payments generally may be made in shares of Company Common Stock or cash, depending upon the election made by the Non-Employee Director.

Incentive Compensation Program for Non-Employee Directors

•

Stock Option Grants: Pursuant to the 2006 Incentive Plan, each Non-Employee Director serving as a Director of the Company on the date of the annual meeting of stockholders each year is awarded a stock option in the amount of $25,000 for such calendar year to purchase the number of shares of Common Stock determined by dividing $25,000 by the fair market value of a share of Common Stock as of such date. The option price of each share of Common Stock under a stock option granted to a Non-Employee Director will be equal to the fair market value of a share of Common Stock on the date of the grant or, if greater, par value. The option price may be paid, upon exercise, in cash, in shares of Common Stock, or in any combination of cash or Common Stock as the Non-Employee Director elects. Each stock option granted to a Non-Employee Director may be exercised upon the completion of two continuous years of service as a Non-Employee Director following the date of the grant. All grants expire no later than eight years after the date of the grant. On April 21, 2009, Non-Employee Directors were each granted a stock option of 692 shares at an option price of $36.10. The number of shares granted was determined by dividing $25,000 by the fair market value of a share of Common Stock on the day of the grant ($36.10). This option will be exercisable on April 21, 2011, and will expire on April 20, 2017.

On October 19, 2009, the Board of Directors approved two amendments to the 2006 Incentive Plan related to Non-Employee Directors. First, the Board of Directors approved the time period a Non-Employee Director is required to serve as a Director after the date of the grant in order for a stock option grant to vest or become exercisable. Effective October 19, 2009, each stock option granted to a Non-Employee Director is exercisable upon such Director’s completion of two continuous years of service as a Director after the date of the grant, except that for grants on or after April 22, 2008, if earlier, the stock option is exercisable on the date of the second annual meeting of the Company’s stockholders held after the date of the grant, provided that such Non-Employee Director has served continuously as a Director from the date of the grant to such annual meeting. Second, effective January 1, 2010, the Board of Directors approved an increase in the amount of the stock option grant from $25,000 to $30,000. The

Company increased the amount of the stock option grant in response to benchmarking information provided by Towers Watson, which, upon review of the competitive assessment of Board of Directors’ remuneration from 2009, the Company determined that the stock or equity portion of the Non-Employee Directors’ compensation at the Company was below market practice. Therefore, beginning on the date of this year’s annual meeting of stockholders, Non-Employee Directors will receive an annual stock option grant in the amount of $30,000.

•

Stock Awards: Non-Employee Directors are granted an annual stock award of $25,000 (“Annual Stock Award”) at every February Compensation and Development Committee meeting under the 2006 Incentive Plan. The number of shares for the Annual Stock Award is determined by dividing $25,000 by the average of the opening and closing price of Common Stock on the day of the grant of the Annual Stock Award. No transfer of any Annual Stock Award to any other account is allowed at any time and the Annual Stock Award is payable to the Non-Employee Director upon termination of service on the Board of Directors, in a single lump sum payment, and is made only in shares of Company Common Stock. On February 11, 2009, each Non-Employee Director was granted an Annual Stock Award of 677 shares at a grant price of $36.92 per share.

The stock options and stock awards granted to a Non-Employee Director under the 2006 Incentive Plan are in addition to the Annual Director Retainer Fee, Board committee chairmen fees, and meeting attendance fees payable to the Non-Employee Director by the Company in cash or deferred compensation as discussed above.

Under the 2006 Incentive Plan, the Compensation and Development Committee of the Board of Directors is also permitted to make additional grants of stock options or stock awards to Non-Employee Directors at the times and in the amounts and subject to such other terms and conditions as determined by this Committee in its sole discretion, such as outstanding Company performance. The 2006 Incentive Plan sets forth certain restrictions upon the exercise of stock options by Non-Employee Directors upon termination of their service by reason of death, disability, retirement or otherwise.

Non-Employee Directors’ Stock Ownership Policy

The Company maintains a Non-Employee Directors’ Stock Ownership Policy which requires each Non-Employee Director to own a minimum of Company Common Stock equivalent in value to three times the current Annual Director Retainer Fee paid by the Company. The following shares count towards the stock ownership requirements: (i) shares owned directly or by any immediate family member, (ii) shares owned indirectly as trustee or custodian for the benefit of children and family members, and (iii) shares held in the Non-Employee Director’s deferred compensation plan accounts. Stock option grants do not count towards the stock ownership requirements unless actually exercised.

The Non-Employee Directors have five years from January 1, 2006, or five years from the date of their initial election as a Director, to achieve compliance with these stock ownership requirements. Typically, the Non-Employee Directors meet their respective stock ownership requirement by making approximately 20 percent progress each year for five years. Compliance with the stock ownership policy for all Non-Employee Directors is reviewed on an annual basis. Currently, all Non-Employee Directors are either in full compliance with stock ownership requirements or have made the requisite amount of progress towards full compliance. Any Non-Employee Director who is not in compliance with the required stock ownership level will not be eligible for any additional, discretionary grants of stock options or stock awards until compliance is achieved.

Retirement Plan for Non-Employee Directors

The Company has a non-qualified, non-funded retirement income plan for the benefit of the Non-Employee Directors (the “Director Retirement Plan”). The Director Retirement Plan provides for a benefit after ten years of service of 50 percent of the Annual Director Retainer Fee at retirement plus two percent for each year served on the Board of Directors in excess of ten years with a maximum 25 years credit in excess of ten years. Effective

December 31, 2005, the Director Retirement Plan was amended to provide that no other individual shall become eligible to participate in the Director Retirement Plan. In addition, all benefit accruals were frozen for current participants effective December 31, 2005. Those Non-Employee Directors who were eligible to receive benefits under the Director Retirement Plan as of December 31, 2005, will receive such benefits. Benefits commence at 70 years of age.

The pension values included in the Director Compensation Table below are the present value of the benefits expected to be paid under the Director Retirement Plan in the future. The amount of each future payment is based on each participant’s frozen accrued pension benefit in the Director Retirement Plan. The actuarial assumptions are the same as used in the Company’s financial statements. The retirement age is the earliest unreduced retirement age as defined in the Director Retirement Plan. The change in pension values shown in the Director Compensation Table below has been developed based on actuarial assumptions that are considered to be reasonable. Other actuarial assumptions could also be considered to be reasonable and would result in different values. The change in pension values shown in the Director Compensation Table includes the effect of the time value of money for each Director being one year closer to the retirement age (70) for the Director Retirement Plan.

For the Director Retirement Plan components included in the present value calculation, the benefit is based on the following formula:

•	The Director Retirement Plan was frozen to new participants and there are no additional benefit accruals as of December 31, 2005.

•

The normal retirement benefit is based on the sum of (1) 50% of the Annual Director Retainer Fee in effect as of December 31, 2005, and (2) 2% of the Annual Director Retainer Fee in effect as of December 31, 2005, multiplied by the years of service in excess of ten years of service.

•	Normal Retirement: age 70.

•	Early Retirement: none.

•	Years of Service: number of completed calendar years a Non-Employee Director has served on the Board of Directors. Years of service were frozen as of December 31, 2005.

The specific assumptions used in estimating present values include:

•	Assumed Retirement Age: the normal retirement age is 70 years old.

•	Discount Rate: the applicable discount rate as of December 31, 2009, is 6.50%.

•	Mortality Table: the mortality table used as of December 31, 2009, is the IRS Prescribed Mortality Table for 2009.

For the Non-Employee Directors, based on the information provided above, as of December 31, 2009, the annual benefit for the following Non-Employee Directors is as follows: Mr. Cadieux: $25,463; Mr. Grojean: $31,417; and Mr. Potter: $22,792.

Director Compensation Table

The table below summarizes the compensation paid by the Company to Non-Employee Directors for the fiscal year ended December 31, 2009.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Robert D. Cadieux	$26,814	$24,995	$—	$—	$590	$—	$52,399
Thomas F. Grojean	$69,900	$24,995	$7,979	$—	$10,327	$3,712,315	$3,825,516
Gary E. Hendrickson	$44,600	$—	$7,979	$—	$—	$—	$52,579
Gregory E. Lawton	$76,400	$24,995	$7,979	$—	$—	$—	$109,374
Robert G. Potter	$73,400	$24,995	$7,979	$—	$7,101	$—	$113,475
Edward J. Wehmer	$81,400	$24,995	$7,979	$—	$—	$—	$114,374

(1)	F. Quinn Stepan, Jr., the Company’s President and Chief Executive Officer, and F. Quinn Stepan, the Company’s Chairman, are not included in this table as they are employees of the Company and thus receive no compensation for their services as Directors. The compensation amounts received by Messrs. Stepan, Jr. and Stepan as employees of the Company are shown in the Summary Compensation Table. In addition, Mr. Robert D. Cadieux retired from the Board of Directors effective April 21, 2009, and thus the reported amount includes earned compensation for service through April 2009. Mr. Gary E. Hendrickson was elected to the Board of Directors on April 21, 2009, and thus the reported amount includes earned compensation for service from April 2009 to December 2009.
(2)	Reflects the aggregate grant date fair value of the Annual Stock Award granted in February 2009 calculated in accordance with FASB ASC Topic 718. Each Director was awarded 677 shares.
(3)	Reflects the aggregate grant date fair value of option awards granted in the fiscal year ended December 31, 2009, calculated in accordance with FASB ASC Topic 718. As of December 31, 2009, each Director had the following number of stock options outstanding: Mr. Cadieux: 7,803; Mr. Grojean: 8,495; Mr. Hendrickson: 692; Mr. Lawton: 3,280; Mr. Potter: 1,761; and Mr. Wehmer: 5,159.
(4)	Amounts reflect the actuarial increase in the present value of the Director’s benefits under the Director Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. The change in pension value for Messrs. Cadieux, Grojean and Potter was the result of the change in discount rate, change in assumed post retirement mortality rates and the time value of money for each Director being one year closer to the retirement age (70) for this plan.
(5)	Amount includes distribution from Directors Deferred Compensation Plan as stated in the Special 409A Transition Distribution Election for Deferrals Agreement between Mr. Grojean and the Company.

REPORT OF THE AUDIT COMMITTEE

In 2009, the Company’s Audit Committee was comprised of the following Non-Employee Directors: Messrs. Cadieux (retired April 21, 2009), Grojean, Hendrickson (elected April 21, 2009), Lawton, Potter and Wehmer. Each of these Directors satisfies the New York Stock Exchange’s rules for independence. During 2009, Mr. Wehmer served as Chairman of the Committee.

The Audit Committee has:

(a)	reviewed and discussed with management and Deloitte & Touche LLP, the independent registered public accounting firm appointed by the Board of Directors, the Company’s audited financial statements as of and for the year ended December 31, 2009;

(b)	discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by No. 90, Audit Committee Communications, as adopted by the Auditing Standards Board of the American Institute of Certified Public Accountants;

(c)	received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, as adopted by the Independence Standards Board, and has discussed with the independent registered public accounting firm its independence from the Company and its management; and

(d)	considered whether the provision of non-audit services by the Company’s principal auditor is compatible with maintaining auditor independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the Company’s audited financial statements as of and for the year ended December 31, 2009, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Thomas F. Grojean

Gary E. Hendrickson

Gregory E. Lawton

Robert G. Potter

Edward J. Wehmer

AUDIT COMMITTEE

ACCOUNTING AND AUDITING MATTERS

Upon the recommendation of its Audit Committee, the Board of Directors has selected Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm for the Company for 2010. In connection with the audits for the two most recent fiscal years, there have been no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference thereto in connection with its report on the financial statements of the Company for such time periods. Also during those time periods, there have been no “reportable events,” as such term is used in Item 304(a)(1)(v) of Regulation S-K.

Deloitte’s reports on the financial statements of the Company for the last two years contained neither an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

Representatives of Deloitte are expected to be present at the 2010 Annual Meeting of Stockholders with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions from the stockholders.

PROPOSAL: Upon the recommendation of its Audit Committee, the Board of Directors recommends to the stockholders that the appointment of Deloitte as the independent registered public accounting firm for the Company and its subsidiaries be ratified for fiscal year 2010.

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional audit services rendered by Deloitte for the audit of the Company’s annual financial statements for the years ended December 31, 2009, and December 31, 2008, and fees billed for other services rendered by Deloitte during those periods:

	2009	2008
Audit Fees(a)	$1,039,300	$957,100
Audit-Related Fees(b)	0	0
Tax Fees(c)	239,800	291,800
All Other Fees(d)	2,000	1,500

Total	$1,281,100	$1,250,400

(a)	Audit Fees consist of audit work performed on the Company’s annual financial statements and review of the Company’s quarterly financial statements.
(b)	Audit-Related Fees consist of audits of employee benefit plans for which there were none performed by Deloitte in 2008 and 2009.
(c)	Tax Fees consist principally of assistance with tax return filings in certain foreign jurisdictions and preparation of expatriate tax returns.
(d)	All Other Fees consist solely of an annual subscription fee for an online accounting research tool licensed from Deloitte.

Pre-Approval Policy

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy requiring the pre-approval of all audit, audit-related, and permissible non-audit services provided by the independent registered public accounting firm. A copy of this policy is available at no charge upon written request to the Secretary of the Company. The policy provides guidance to management as to the specific services that the independent registered public accounting firm may perform for the Company. The policy requires that a description of the services expected to be performed by the independent registered public accounting firm, together with an estimate of fees, be provided to the Audit Committee for approval on an annual basis. The scope of these services is carefully considered by the Audit Committee to ensure such services are consistent with the rules of the SEC on auditor independence.

Any requests for audit, audit-related, and non-audit services not previously authorized must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled Audit Committee meetings. However, the policy delegates to the Audit Committee Chairman, the authority to grant specific pre-approval between meetings provided that the Chairman reports any pre-approval decision to the Audit Committee at its next regularly scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of the independent registered public accounting firm.

All of the services related to the Audit-Related Fees and Tax Fees described above were approved by the Audit Committee in accordance with its pre-approval requirements, except for an immaterial amount of foreign payroll tax services which commenced prior to obtaining pre-approval by the Audit Committee. However, the Audit Committee reviewed and approved such work at its first regularly scheduled meeting immediately following notification of such foreign payroll tax services. The fees paid to Deloitte for such services represented less than one percent of the total fees paid to Deloitte in 2008 and 2009.

STOCKHOLDER PROPOSALS

In order for proposals from Company stockholders to be included in the Proxy Statement and Form of Proxy for the 2011 Annual Meeting of Stockholders in accordance with SEC Rule 14a-8, the Company must receive the proposals at its administrative offices at Edens Expressway and Winnetka Road, Northfield, Illinois 60093, no later than November 19, 2010.

A stockholder that intends to present business at the 2011 Annual Meeting of Stockholders other than pursuant to Rule 14a-8 must comply with the requirements set forth in the Company’s By-laws. Among other things, to properly bring business before an annual meeting, a stockholder must give written notice thereof, complying with the By-laws, to the Secretary of the Company not later than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Therefore, because the 2010 Annual Meeting of Stockholders is scheduled for April 20, 2010, the Company must receive notice of a stockholder proposal submitted other than pursuant to Rule 14a-8 no later than January 20, 2011.

COMMUNICATIONS FOR ALL INTERESTED PARTIES

All interested parties may communicate directly with the Board of Directors, non-management Directors or specified Directors of the Company by submitting all communications in writing to the Nominating and Corporate Governance Committee Chairman, c/o Secretary’s Office, Stepan Company, Edens Expressway and Winnetka Road, Northfield, Illinois 60093. The Secretary delivers all correspondence to the Nominating and Corporate Governance Committee Chairman without first screening the correspondence.

By order of the Board of Directors,

KATHLEEN O. SHERLOCK

    Assistant Secretary

Northfield, Illinois

March 19, 2010

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Stepan Company

Annual Meeting of Stockholders to be held April 20, 2010

This proxy is solicited on behalf of the Company’s Board of Directors

I, the undersigned, hereby appoint James E. Hurlbutt and Kathleen O. Sherlock, or either of them (the “Proxies”), with full power of substitution, to represent and vote all shares that the undersigned is entitled to vote at the annual meeting of stockholders of STEPAN COMPANY on April 20, 2010, or at any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the proposals set forth below:

–	Election of Directors, Nominees: Michael R. Boyce, F. Quinn Stepan, and Edward J. Wehmer.
–	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for 2010.

In their discretion the Proxies are authorized to vote on such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY,

USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
01 - Michael R. Boyce	☐	☐	02 - F. Quinn Stepan	☐	☐	03 - Edward J. Wehmer	☐	☐

	For	Against	Abstain
2. Ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for 2010.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date and sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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